                                                Filed pursuant to Rule 424(B)(3)
PROSPECTUS                                      SEC File No. 333-76017


[Logo]                       VINTAGE PETROLEUM, INC.


                                  $150,000,000


                       Offer to Exchange all Outstanding
                   9 3/4% Senior Subordinated Notes due 2009
                 for  9 3/4% Senior Subordinated Notes due 2009
                           of Vintage Petroleum, Inc.

                              ____________________


                          Terms of the Exchange Offer

 . We are offering to exchange the notes that we sold in a private offering for new registered exchange notes.

 . THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 3, 1999,
  UNLESS EXTENDED.

 . Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

 . We believe that the exchange of notes will not be a taxable exchange for U.S.
  federal income tax purposes.

 . We will not receive any proceeds from the exchange offer.

 . The terms of the notes to be issued are substantially identical to the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

 . The notes to be exchanged for the outstanding notes will not be listed on any securities exchange or stock market.
                              ____________________

     You should consider carefully the"Risk Factors" beginning on page 13 before participating in the exchange offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                    This Prospectus is dated April 30, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Certain Definitions.........................................................  i
Where You Can Find More Information......................................... ii
Forward-Looking Statements..................................................iii
Summary.....................................................................  1
Risk Factors................................................................ 13
Use of Proceeds............................................................. 21
Capitalization.............................................................. 21
The Exchange Offer.......................................................... 22
Description of Certain Indebtedness......................................... 32
Description of Notes........................................................ 36
Certain U.S. Federal Income Tax Considerations.............................. 72
Plan of Distribution........................................................ 72
Legal Matters............................................................... 73
Experts..................................................................... 73

                               _________________

  You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                              CERTAIN DEFINITIONS

  As used in this prospectus, "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "MBbls" means thousand barrels, "MMBbls" means million barrels, "BOE" means equivalent barrels of oil, "MBOE" means thousand equivalent barrels of oil and "MMBOE" means million equivalent barrels of oil.

  Unless otherwise indicated in this prospectus, gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and 60 Fahrenheit. Equivalent barrels of oil are determined using the ratio of six Mcf of gas to one Bbl of oil.

  The term "gross" refers to the total acres or wells in which we have a working interest, and "net" refers to gross acres or wells multiplied by the percentage working interest owned by us. "Net production" means production that is owned by us less royalties and production due others. The terms "net" and "net production" include 100 percent of our subsidiary Cadipsa S.A. and do not reflect reductions for minority interest ownership.

  The term "oil" includes crude oil, condensate and natural gas liquids.

  "Finding cost" means an amount per BOE equal to the sum of all costs incurred relating to oil and gas property acquisition, exploration and development activities divided by the sum of all additions and revisions to estimated proved reserves, including reserve purchases.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "VPI." Such reports, proxy statements and other information can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York.

  This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and the exchange notes. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering made under this prospectus:

  .  Our Annual Report on Form 10-K for the year ended December 31, 1998; and

  .  Our Current Reports on Form 8-K dated February 24, 1999, and March 16,
     1999.

  These filings have not been included in or delivered with this prospectus.
You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     William C. Barnes, Secretary
     Vintage Petroleum, Inc.
     4200 One Williams Center
     Tulsa, Oklahoma  74172
     (918) 592-0101

To ensure timely delivery, you should request these filings no later than May 26, 1999.

                           FORWARD-LOOKING STATEMENTS

  This prospectus and the documents we incorporate by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus, which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "believes," "intends," "expects," "anticipates," "projects," "estimates," "predicts" and similar expressions are also intended to identify forward-looking statements.

  These forward-looking statements include, among others, such things as:

  .  our Year 2000 plans;
  .  the amount and nature of future capital expenditures;
  .  wells to be drilled or reworked;
  .  oil and gas prices and demand;
  .  exploitation and exploration prospects;
  .  estimates of proved oil and gas reserves;
  .  reserve potential;
  .  development and infill drilling potential;
  .  drilling prospects;
  . expansion and other development trends of the oil and gas industry; . business strategy;
  . production of oil and gas reserves; and . expansion and growth of our business and operations.

  These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including

  . the risk factors discussed in this prospectus and in the documents we incorporate by reference;
  .  oil and gas prices;
  .  exploitation and exploration successes;
  .  continued availability of capital and financing;
  .  general economic, market or business conditions;
  . the acquisition and other business opportunities (or lack thereof) that may be presented to and pursued by us;
  .  changes in laws or regulations; and
  .  other factors, most of which are beyond our control.

  Consequently, all of the forward-looking statements made in this prospectus and in the documents we incorporate by reference are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

  The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we have referred you. Unless otherwise indicated, all information in this prospectus relating to our capital stock has been adjusted to reflect a two-for-one common stock split effected on October 7, 1997. The term "outstanding notes" refers to the 9 3/4% Senior Subordinated Notes due 2009 that were issued on January 26, 1999. The term "exchange notes" refers to the 9 3/4% Senior Subordinated Notes due 2009 issuable in the exchange offer. The term "notes" collectively refers to the outstanding notes, the exchange notes and any additional notes or additional series of notes issued under the indenture. Certain other terms used in this prospectus are defined under the section "Certain Definitions."


                                  The Company

  We are an independent oil and gas company engaged in the development, exploitation, exploration, acquisition and production of oil and natural gas.
We are focused on the acquisition of producing oil and gas properties which contain the potential for increased value through exploitation and development. Through our experienced management and engineering staff, we have been successful in increasing the values of prior acquisitions by restoring or increasing production of producing wells, adding production from new formations in existing wells, instituting enhanced recovery operations, reducing operating costs and drilling development wells. We believe that our primary strengths are our ability to add reserves at attractive prices and our low cost operating structure.

  At December 31, 1998, we owned and operated producing properties in 13 states, with our domestic proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States. During 1998, we acquired additional producing properties in California and Texas. Internationally, we established a new core area in 1995 by acquiring 12 oil concessions, 11 of which are producing and operated by us, in the south flank of the San Jorge Basin of southern Argentina. In 1996, we expanded our South American operations into Bolivia through the acquisition of Vintage Petroleum Boliviana, Ltd. (formerly Shamrock Ventures (Boliviana) Ltd.) which owns and operates three blocks covering approximately 570,000 acres in the Chaco Plains area of southern Bolivia. During 1997, we enhanced our operations in Bolivia by obtaining the concession rights to the Naranjillos concession located in the Santa Cruz Province. In November 1998, we purchased, through a wholly-owned subsidiary, a subsidiary of Elf Aquitaine which operates through a branch in Ecuador. This subsidiary currently has producing properties in the Oriente Basin which it operates and provides us with substantial undeveloped acreage which we believe has significant exploration potential. While we have commenced operating the subsidiary, the legal transfer of the subsidiary's stock to us is subject to the prior approval by the Ecuadorian government.

  As of December 31, 1998, we owned interests in 4,495 gross (2,398 net) producing wells in the United States, of which approximately 80 percent are operated by us, 712 gross (696 net) producing wells in Argentina, of which approximately 97 percent are operated by us, 4 gross (3 net) producing wells in Bolivia, 100 percent of which are operated by us and 5 gross (2 net) producing wells in Ecuador, 100 percent of which are operated by us. As of December 31, 1998, our properties had proved reserves of 298.9 MMBOE, comprised of 164.5 MMBbls of oil and 806.8 Bcf of gas, with a present value of estimated future net revenues before income taxes (utilizing a 10 percent discount rate) of $703 million and a standardized measure of discounted future net cash flows of $648 million. The significant decrease in oil prices realized during 1998 for our oil production, which accounted for approximately 68 percent of our total production for 1998, has resulted in a significant reduction in our earnings and cash flows compared to 1997. To the extent low oil prices continue, our earnings and cash flows from operations will be adversely impacted. The lower prices are likely to also result in decreased future earnings resulting from higher depreciation, depletion and amortization expense due to lower reserves.

  From the first quarter of 1996 through the fourth quarter of 1998, we increased our average net daily production from 30,200 Bbls of oil to 45,500 Bbls of oil and from 92,350 Mcf of gas to 126,850 Mcf of gas. For the year ended December 31, 1998, we generated revenues of $329 million and EBITDA (as defined in this summary under the section "Summary Financial Data") of $116 million.

  Our principal office is located at 4200 One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 592-0101.


Business Strategy

  Our overall goal is to maximize our value through profitable growth in our oil and gas reserves and production. We have been successful at achieving this goal through our ongoing strategy of:

  . acquiring producing oil and gas properties, at favorable prices, with significant upside potential;

  . focusing on exploitation, development and exploration activities to maximize production and ultimate reserve recovery;

  . exploring non-producing properties;

  . maintaining a low cost operating structure; and

  . maintaining financial flexibility.

  Key elements of our strategy include:

  . Acquisitions of Producing Properties. We have an experienced management and engineering team which focuses on acquisitions of operated producing properties that meet our selection criteria which include:

     . significant potential for increasing reserves and production through exploitation, development and exploration;

     . attractive purchase price; and

     . opportunities for improved operating efficiency.

    Our emphasis on property acquisitions reflects our belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has afforded in recent years, and should afford in the future, attractive opportunities to purchase domestic and international properties. This acquisition strategy has allowed us to rapidly grow our reserves at favorable acquisition prices. From January 1, 1996, through December 31, 1998, we acquired 119.2 MMBOE of proved oil and gas reserves at an average acquisition cost of $2.82 per BOE. We replaced through acquisitions approximately 1.9 times our production of 64.2 MMBOE during the same period. We are continually identifying and evaluating acquisition opportunities, including acquisitions that would be significantly larger than those consummated to date by us. We cannot assure you that any such acquisitions will be successfully consummated.

  . Exploitation and Development. We pursue workovers, recompletions, secondary recovery operations and other production optimization techniques on our properties, as well as development and infill drilling, to offset normal production declines and replace our annual production. From January 1, 1996, through December 31, 1998, we spent approximately $277.5 million on exploitation and development activities. During this period, our recompletion and workover activities resulted in improved production or operating efficiencies in approximately 75 percent of these operations. As a result of all of our exploitation activities, including development and infill drilling, during the three-year period ended December 31, 1998, we succeeded in adding 54.1 MMBOE to proved reserves, replacing approximately 84 percent of production during this period. However, year-end 1998 oil and gas prices, which were much lower than year-end 1997 prices, reduced reserves 49.0 MMBOE, resulting in net upward revisions for the three years ended December 31, 1998, of 5.1 MMBOE. We have an extensive inventory of exploitation and development opportunities including identified projects which represent an inventory of over 10 years at

    1998 activity levels. Due to the current low oil and gas prices, we anticipate reduced spending of approximately $17 million in 1999 on exploitation and development projects, primarily in the United States.

  . Exploration. Our overall exploration strategy balances high potential international prospects with lower risk drilling in known formations in the United States and Argentina. This prospect mix and our practice of risk-sharing with industry partners is intended to lower the incidence and costs of dry holes. We make extensive use of geophysical studies, including 3-D seismic, which further reduces the cost by increasing the success of our exploration program. From January 1, 1996, through December 31, 1998, we spent approximately $128.2 million on exploration activities, including the drilling of 70 gross (39.37 net) exploration wells, of which approximately 57 percent gross (66 percent net) were productive. Our exploration activities in 1998 were focused on our core areas in the United States and Argentina as well as in Bolivia. We anticipate spending approximately $39 million during 1999 on exploration projects, primarily in the United States and Bolivia.

  . Low Cost Structure. We are an efficient operator and capitalize on our low cost structure in evaluating acquisition opportunities. We generally achieve substantial reductions in labor and other field level costs from those experienced by the previous operators. In addition, we target acquisition candidates which are located in our core areas and provide opportunities for cost efficiencies through consolidation with our other operations. The lower cost structure has generally allowed us to substantially improve the cash flow of newly acquired properties.

  . Financial Flexibility. We are committed to maintaining financial flexibility, which management believes is important for the successful execution of its acquisition, exploitation and exploration strategy. In conjunction with the purchase of substantial oil and gas assets in 1990, 1992 and 1995, we completed three public equity offerings, as well as a public debt offering in 1995. We also successfully completed simultaneous public debt and equity offerings in February 1997 and the offering of the outstanding notes in January 1999 under Rule 144A. These seven offerings provided us with aggregate net proceeds of approximately $561 million. The unused portion of our revolving credit facility as of March 31, 1999, was approximately $182 million. As a result of the banks' semi-annual borrowing base review under our revolving credit facility, our agent bank has recommended that the remaining lenders approve a new borrowing base of $400 million to be effective May 14, 1999; however, no assurance can be given that the banks will approve this new borrowing base. If the $400 million borrowing base is approved, we anticipate that the unused portion of our revolving credit facility would be approximately $100 million.

                               The Exchange Offer

  On January 26, 1999, we issued the outstanding notes, consisting of $150 million in aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2009, to Warburg Dillon Read LLC in a private offering. This initial purchaser sold these outstanding notes to institutional investors in transactions exempt from the registration requirements of the Securities Act of 1933.

  When we issued the outstanding notes, we entered into a registration rights agreement in which we agreed to use our best efforts to complete the exchange offer.

The Exchange Offer............Under the terms of the exchange offer, you are entitled to exchange the outstanding notes in the exchange offer for registered exchange notes with substantially identical terms. You should read the discussion under the section "Description of Notes" for further information regarding the exchange notes. The outstanding notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes......We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

                                . you are acquiring the exchange notes in the ordinary course of your business;

                                . you have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

                                .  you are not an "affiliate" of ours.

                              If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                              If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes.

Failure to Exchange
Outstanding Notes May
Affect You Adversely..........If you do not exchange your outstanding notes for exchange notes, you will no longer be able to require us to register the outstanding notes under the Securities Act. In addition, you will not be able to offer or sell the outstanding notes unless:

                                .  they are registered under the Securities Act;
                                   or

                                . you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date...............The exchange offer will expire at 5:00 p.m., New
                              York City time, on June 3, 1999, unless we decide to extend the expiration date.

Interest on the Exchange
Notes.........................The exchange notes will accrue interest at 9 3/4%
                              per year, beginning on the last date we paid interest on the outstanding notes you exchanged or, if no interest has been paid on such outstanding notes, from January 26, 1999. We will pay interest on the exchange notes on June 30 and December 30 of each year.

Conditions to the Exchange
Offer.........................We will proceed with the exchange offer, so long as:

                                .  the exchange offer does not violate any
                                   applicable law or applicable interpretation of law of the staff of the SEC;

                                . no litigation materially impairs our ability to proceed with the exchange offer; and

                                . we obtain all the governmental approvals we deem necessary for the exchange offer.

Procedures for Tendering
 Notes........................If you wish to accept the exchange offer, you must:

                                .  complete, sign and date the letter of
                                   transmittal, or a facsimile of it; and

                                . send the letter of transmittal and all other documents required by it, including the outstanding notes to be exchanged, to The Chase Manhattan Bank, as exchange agent at the address set forth on the cover page of the letter of transmittal. Alternatively, you can tender your outstanding notes by following the procedures for book-entry transfer, as described in this prospectus.

Guaranteed Delivery
 Procedure....................If you wish to tender your outstanding notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your outstanding notes according to the guaranteed delivery procedure described under the section "The Exchange Offer" under the heading "Guaranteed Delivery Procedure."

Withdrawal Rights.............You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this prospectus under the section "The Exchange Offer" under the heading "Exchange Agent" by 5:00 p.m., New York City time, on the expiration date.

Acceptance of Outstanding
 Notes and Delivery of
 Exchange Notes...............If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all outstanding notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date.

Use of Proceeds...............We will not receive any cash proceeds from the issuance of the exchange notes.

Tax Considerations............We believe that the exchange of outstanding notes for exchange notes will not be a taxable exchange for federal income tax purposes. However, you should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent................The Chase Manhattan Bank is serving as exchange agent for the exchange offer.

Fees and Expenses.............We will bear all expenses related to consummating the exchange offer and complying with the registration rights agreement.

                         Description of Exchange Notes

  The exchange notes will be freely tradeable and otherwise substantially identical to the outstanding notes. The exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes are, and the exchange notes will be, governed by the same indenture.

Total Amount of Notes
 Offered..............$150 million in aggregate principal amount of 9 3/4%
                      Senior Subordinated Notes due 2009. The exchange notes offered by this prospectus are being issued under an indenture that provides for the issuance of additional notes or additional series of notes in an aggregate principal amount not to exceed $50 million. Any such additional notes will be identical in all respects to the exchange notes, except for issue price and issuance date.

Maturity Date.........June 30, 2009.

Interest..............Fixed annual rate of 9 3/4%.

Interest Payment
 Dates................June 30 and December 30 of each year, commencing June 30,
                      1999.

Optional Redemption...On or after February 1, 2004, we may redeem some or all of the exchange notes at any time. In addition, prior to February 1, 2002, we may redeem up to 33 1/3 percent of the exchange notes with the proceeds of certain underwritten public offerings of our common stock. The redemption prices are listed in the section "Description of Notes" under the heading "Optional Redemption."

Ranking...............The exchange notes will be unsecured senior subordinated obligations. The exchange notes will rank:

                         . subordinate in right of payment to all existing and future senior indebtedness;

                         . equal with existing and any future senior subordinated indebtedness; and

                         . senior to any future junior subordinated indebtedness.

                      Assuming we had completed the offering of the outstanding notes on December 31, 1998, and applied the net proceeds as intended, and completed the exchange offer on December 31, 1998, the exchange notes:

                         . would have been subordinated to approximately $389 million of senior indebtedness; and

                         . would have ranked equally with $250 million of other senior subordinated indebtedness.

                      The exchange notes will also be effectively subordinated to the indebtedness and other liabilities of our subsidiaries. The total balance sheet liabilities of our subsidiaries were $26.9 million at December 31, 1998.

Mandatory Offer to
 Repurchase...........If we experience specific kinds of changes of control, we must offer to repurchase the exchange notes at 101 percent of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the date of repurchase. For more details, see the section "Description of Notes" under the heading "Repurchase at the Option of Holders Upon a Change of Control."

Basic Covenants of
 Indenture............We will issue the exchange notes under an indenture with
                      The Chase Manhattan Bank. The indenture contains limitations on, among other things:

                         .  our ability to incur additional indebtedness;

                         . the payment of dividends and other distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock;

                         .  the making of certain investments;

                         .  the incurrence of certain liens;

                         .  asset sales;

                         . the issuance and sale of capital stock of our restricted subsidiaries; transactions with affiliates;

                         . payment restrictions affecting our restricted subsidiaries; and

                         . certain consolidations, mergers and transfers of assets.

                      All of these limitations are subject to a number of important qualifications. For more details, see the section "Description of Notes" under the heading "Certain Covenants."


                                  Risk Factors

  You should consider carefully the "Risk Factors" beginning on page 13 before participating in the exchange offer.

                             Summary Financial Data

  The following table presents a summary of our financial information for the periods indicated. It should be read in conjunction with our consolidated financial statements and related notes and the section "Management's Discussion and Analysis of Financial Condition and Results of Operations," incorporated by reference in this prospectus. Significant acquisitions of producing oil and gas properties during 1995 and 1997 affect the comparability of the financial data for the periods presented below.

                                                                 Years Ended December 31,
                                            ------------------------------------------------------------------
                                              1994(a)      1995(a)       1996(a)       1997(a)        1998
                                            -----------  ------------  ------------  ------------  -----------
                                                  (In thousands, except ratios and per share amounts)
Income Statement Data:
Revenues:
  Oil and gas sales.........................$141,357     $ 160,254     $ 258,368     $ 355,113     $  266,661
  Oil and gas gathering.....................  14,635        12,380        20,508        18,063          7,741
  Gas marketing.............................  27,285        20,912        31,920        45,981         54,108
  Other income (expense)....................   2,474         1,669         1,351        (2,567)           425
                                            --------     ---------     ---------     ---------     ----------
                                             185,751       195,215       312,147       416,590        328,935
                                            --------     ---------     ---------     ---------     ----------
Costs and expenses:
  Lease operating, including production
   taxes....................................  59,292        66,771        91,916       114,346        122,726
  Exploration costs.........................   3,012         3,834        10,192        12,667         24,056
  Impairment of oil and gas properties......      --            --            --         8,785         70,913
  Oil and gas gathering.....................  12,294         9,511        16,985        14,932          6,258
  Gas marketing.............................  24,963        18,839        29,537        43,398         51,560
  General and administrative................  11,657        15,505        22,902        27,361         31,996
  Depreciation, depletion and
   amortization.............................  39,341        48,336        66,861        96,307        108,975
  Interest..................................  12,002        20,178        30,109        36,762         43,680
                                            --------     ---------     ---------     ---------     ----------
                                             162,561       182,974       268,502       354,558        460,164
                                            --------     ---------     ---------     ---------     ----------
Income (loss) before income taxes and
 minority interest..........................  23,190        12,241        43,645        62,032       (131,229)
Provision (benefit) for income taxes:
  Current...................................   1,576          (955)        2,610         5,235         (4,068)
  Deferred..................................   7,225         4,566         7,365         1,640        (39,496)
Minority interest in (income) loss of
subsidiary(b)...............................      --           819          (482)         (203)            --
                                            --------     ---------     ---------     ---------     ----------
Net income (loss)...........................$ 14,389     $   9,449     $  33,188     $  54,954     $  (87,665)
                                            ========     =========     =========     =========     ==========
Earnings (loss) per share(c)(d).............    $.34          $.22          $.68         $1.05         $(1.69)
Weighted average common shares
outstanding(c)(d)...........................  42,348        42,081        48,654        52,026         51,900

Cash Flow Data:
Cash provided (used) by:
  Operating activities......................$ 56,001     $  50,713     $ 110,586     $ 186,602     $   66,250
  Investing activities...................... (67,999)     (183,765)     (168,665)     (300,648)      (275,319)
  Financing activities......................  11,867       135,166        58,308       117,069        208,517

Balance Sheet Data (end of year):
Property, plant and equipment, net..........$335,922     $ 543,603     $ 664,025     $ 806,887     $  898,242
Total assets................................ 377,010       613,397       766,816       915,394      1,014,175
Total debt.................................. 193,864       323,776       379,019       451,096        672,507
Stockholders' equity........................ 137,209       203,265       236,406       337,578        273,958

                                                                Years Ended December 31,
                                            -----------------------------------------------------------------
                                             1994(a)      1995(a)        1996(a)      1997(a)         1998
                                            --------     ---------     ---------     ---------     ----------
                                                   (In thousands, except ratios and per share amounts)
Other Financial Data:
Dividends declared per share(c)(e)..........   $.035         $.045         $.055          $.07           $.09
EBITDA(f)...................................$ 77,545     $  84,589     $ 150,807     $ 216,553     $  116,395
Ratio of EBITDA to interest expense.........    6.5x          4.2x          5.0x          5.9x           2.7x
Ratio of earnings to fixed charges(g)(h)....    2.9x          1.6x          2.4x          2.7x              -

--------
(a) Restated for change in accounting method. Effective January 1, 1998, we elected to change our accounting method for oil and gas properties from the full cost method to the successful efforts method.
(b)  Reflects the minority interest in our subsidiary Cadipsa S.A.
(c) Amounts have been adjusted to give effect to our two-for-one common stock split effected on October 7, 1997.
(d) Amounts have been restated to give effect to the adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share, as of December 31, 1997. Amounts shown represent diluted earnings (loss) per share and diluted weighted average common shares outstanding as calculated under the provisions of SFAS No. 128.
(e) Due to the recent historically low oil and gas price environment, we have temporarily suspended our regular quarterly cash dividend. Subject to restrictions under credit arrangements, the determination of the amount of future cash dividends, if any, to be declared and paid, will depend upon, among other things, our financial condition, funds from operations, the level of our capital expenditures and our future business prospects.
(f) EBITDA represents earnings before interest, income taxes, depreciation, depletion and amortization, exploration costs and impairment of oil and gas properties. EBITDA is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.
(g) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income of us and our subsidiaries before income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of financing costs and any discount or premium related to any indebtedness.
(h) Earnings were insufficient to cover fixed charges by $131 million for the year ended December 31, 1998.

                     Summary Operating and Reserve Data (a)
                                  (Unaudited)

                                                                     Years Ended December 31,
                                         -----------------------------------------------------------------------------
                                           1994(b)      1995(b)      1996(b)            1997(b)             1998
                                         -----------  -----------  -----------       ------------        -------------
Production:
Oil (MBbls)..............................   6,657        7,608         11,939            15,457              16,434
  Gas (MMcf).............................  28,884       30,610         32,366            42,691              47,238
  Oil equivalent (MBOE)..................  11,471       12,710         17,333            22,573              24,307
Average sales prices:
  Oil (per Bbl)..........................$  13.53     $  15.26     $    16.73   (c)  $    17.02   (c)      $  10.87
  Gas (per Mcf)..........................    1.78         1.46           1.81              2.16                1.86
Production costs (per BOE)(d)............    5.17         5.25           5.30              5.07                5.05
Three-year average finding cost
(per BOE)(e).............................    3.15         2.93           2.94              3.30                4.50
Proved reserves (end of year):
  Oil (MBbls)............................  70,789      147,871        178,296           187,768             164,457
  Gas (MMcf)............................. 281,638      310,762        382,846           552,163             806,833
  Total proved reserves (MBOE)........... 117,729      199,665        242,104           279,795             298,929
  Proved developed reserves
     (MBOE)..............................  91,722      145,790        183,629           204,874             207,745
Annual reserve replacement ratio(f)......     179%         747%           347%              268%                181%
Estimated reserve life (in years)(g).....    10.3         15.7           14.0              12.4                12.3
Present value of estimated future net
revenues before income taxes
(discounted at 10%) (in thousands).......$446,987     $894,249     $1,807,137        $1,222,560            $703,211
Standardized measure of discounted
future net cash flows (in thousands).....$385,721     $736,546     $1,392,841        $1,016,645            $648,222

__________
(a) Significant acquisitions of producing oil and gas properties during 1995 and 1997 affect the comparability of the operating data for the periods presented.
(b) Restated for change in accounting method. Effective January 1, 1998, we elected to change our accounting method for oil and gas properties from the full cost method to the successful efforts method.
(c) During the calendar year 1996, the impact of oil hedges reduced our overall average oil price per Bbl $2.00 to $16.73. During the calendar year 1997, the impact of oil hedges reduced our overall average oil price per Bbl 24 cents to $17.02.
(d)  Includes lease operating costs and production and ad valorem taxes.
(e) Represents the average finding cost per BOE during the three years ended December 31 of the year shown in the column. See the section "Certain Definitions."
(f) The annual reserve replacement ratio is a percentage determined on a BOE basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the oil and gas volumes produced during that year.
(g) Estimated reserve life is calculated on a BOE basis by dividing the total estimated proved reserves at year-end by the total production during the year. This calculation can be affected by the timing of major acquisitions. For example, major acquisitions were made during the second half of 1995 which resulted in an estimated reserve life of 15.7 years for 1995. This compares to an estimated reserve life of 12.0 years for 1995 based on annualized first quarter 1996 production.

                        Summary Oil and Gas Reserve Data

  The following table sets forth summary information with respect to the estimates of our proved oil and gas reserves at December 31, 1998, as estimated by the independent petroleum engineers of Netherland, Sewell & Associates, Inc., for the United States, Argentina and Ecuador and as estimated by the independent petroleum engineers of DeGolyer and MacNaughton for Bolivia. For additional information relating to our oil and gas reserves, see Note 11 "Supplementary Financial Information for Oil and Gas Producing Activities" to our consolidated financial statements incorporated by reference in this prospectus.

                          Proved Reserves at
                           December 31, 1998
                    -------------------------------
                    Developed  Undeveloped   Total
                    ---------  -----------  -------
United States:
     Oil (MBbls)...... 51,481        5,726   57,207
     Gas (MMcf).......330,371       55,141  385,512
     MBOE.............106,543       14,916  121,459

Argentina:
     Oil (MBbls)...... 47,167       27,674   74,841
     Gas (MMcf)....... 12,024           --   12,024
     MBOE............. 49,171       27,674   76,845

Bolivia:
     Oil (MBbls)......  4,390        3,974    8,364
     Gas (MMcf).......278,317      130,980  409,297
     MBOE............. 50,776       25,804   76,580

Ecuador:
     Oil (MBbls)......  1,255       22,790   24,045
     Gas (MMcf).......     --           --       --
     MBOE.............  1,255       22,790   24,045

Total:
     Oil (MBbls)......104,293       60,164  164,457
     Gas (MMcf).......620,712      186,121  806,833
     MBOE.............207,745       91,184  298,929

                                  RISK FACTORS

    You should consider carefully the following risk factors, together with all of the other information in this prospectus and the documents that are incorporated by reference, before you decide to exchange your outstanding notes for exchange notes in the exchange offer.

Low Oil and Gas Prices Have Caused Our Earnings and Cash Flow to Decline

    Our revenues, operating results, cash flow and future rate of growth depend substantially upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. For the year ended December 31, 1998, approximately 68 percent of our production was oil. The prices we received for our oil for the period decreased by 36 percent as compared to the same period in 1997. As a result, although total production on an equivalent barrels of oil basis increased by eight percent for 1998, our earnings and cash flows have been materially reduced compared to the same period in 1997. While oil prices have recovered modestly since year-end, they still remain well below the average price historically seen by the industry. To the extent low oil prices continue, our earnings and cash flow from operations will be adversely impacted.

    Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

    .  political conditions in oil producing regions, including the Middle East;

    .  the domestic and foreign supply of oil and gas;

    .  the level of consumer demand;

    .  weather conditions;

    .  domestic and foreign government regulations;

    .  the price and availability of alternative fuels; and

    .  overall economic conditions.

    In addition, various factors may adversely affect our ability to market our oil and gas production, including:

    . the capacity and availability of oil and gas gathering systems and pipelines;

    . the effect of federal and state regulation of production and transportation;

    .  general economic conditions;

    .  changes in supply due to drilling by other producers;

    .  the availability of drilling rigs; and

    .  changes in demand.

Lower Oil and Gas Prices Have Reduced Our Capital Expenditures and Adversely Affect Our Reserve Estimates

    Lower oil and gas prices have various adverse effects on us, including reducing cash flows which, among other things, have caused us, and may in the future cause us, to decrease our capital expenditures. Our preliminary planned capital expenditure program, before acquisitions, in 1999 is set at $56 million, compared to $185 million in 1998 and $119 million in 1997. Because the timing of most of our capital expenditures is discretionary, should oil and gas prices improve during 1999, our 1999 capital expenditure program may be adjusted upwards. A smaller capital expenditure program may adversely affect our ability to increase or maintain our reserve and production levels. Lower prices may also result in reduced reserve estimates, the one-time write-off of impaired assets and decreased earnings due to lower reserves and higher depreciation, depletion and amortization expense. For example, we recorded in the fourth quarter of 1998 a significant non-cash charge for the impairment of our oil and gas properties due to lower oil and gas prices.


The Amount We Can Borrow Under Our Credit Arrangements May be Significantly Reduced

    Lower oil and gas prices could also result in future reductions in the borrowing base (currently $482.5 million) under our revolving credit facility because of lower oil and gas reserve values, reducing our liquidity and even triggering mandatory loan repayments. As a result of the banks' semi-annual borrowing base review under our revolving credit facility, our agent bank has recommended that the remaining lenders approve a new borrowing base of $400 million to be effective May 14, 1999; however, no assurance can be given that the banks will approve this new borrowing base. Any reduction in our liquidity could impede our ability to fund future acquisitions. Lower prices may also cause us to not be in compliance with maintenance covenants under our revolving credit facility and may negatively affect our credit statistics and coverage ratios.


Our Significant Indebtedness Could Have Important Consequences to You

    We currently have, and after the exchange offer will continue to have, a substantial amount of indebtedness. At December 31, 1998, after giving effect to the offering of the outstanding notes and the application of the net proceeds as intended, our total long-term debt outstanding would have been approximately $677 million. At December 31, 1998, after giving effect to the offering of the outstanding notes and the application of the net proceeds as intended, we would have had a long-term debt to total capitalization ratio of 71 percent. Our significant indebtedness could have important consequences to you. For example:

      . our ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

      . a portion of our cash flow from operations must be utilized for the payment of interest on our indebtedness and will not be available for financing capital expenditures or other purposes; for example, interest payments for 1998 represented approximately 35 percent of our cash flows from operations before interest expense and will likely represent a significantly higher percentage in 1999 due to the adverse effect of low oil and gas prices on our cash flow from operations;

      . our level of indebtedness and the covenants governing our current indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain financing options may be limited or prohibited;

      . we are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

      . our level of indebtedness may make us more vulnerable during periods of low oil and gas prices (such as exist today) or in the event of a downturn in our business because of our fixed debt service obligations; and

      . the terms of our revolving credit facility require us to make interest and principal payments and to maintain stated financial covenants. If the requirements of this facility are not satisfied, the lenders under this facility would be entitled to accelerate the payment of all outstanding indebtedness under this facility, and a default would be deemed to occur under the terms of the notes as well as under our other senior subordinated notes. In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations.


We May Take On More Debt Which Would Increase These Risks

    We may be able to incur substantial additional indebtedness in the future. As of March 31, 1999, our revolving credit facility, which has a current borrowing base of $482.5 million, would permit additional borrowings of up to
approximately $182 million.   Had the banks' proposed borrowing base of $400
million been in effect on March 31, 1999, our unused availability under our revolving credit facility would have been approximately $100 million. All of such borrowings would be senior to the notes. In addition, the terms of the indentures governing the notes and our other senior subordinated notes permit us to incur additional indebtedness. If we were to add additional indebtedness to our current debt levels, the related risks discussed above that we now face could intensify.


Subordination of Notes As to Right of Payment and Holding Company Structure May Limit Payments on the Notes

    The indenture governing the notes limits, but does not prohibit, us from incurring additional indebtedness that is senior in right of payment to the notes. Senior indebtedness includes the indebtedness and other liabilities of our subsidiaries by reason of structural subordination. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets will be available to pay our obligations on the notes only after all senior indebtedness has been paid in full. Accordingly, there may not be sufficient assets remaining to pay amounts due on the notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the notes if a default exists with respect to any senior indebtedness.

    Obligations of our subsidiaries will represent prior claims with respect to the assets and earnings of such subsidiaries. The notes, therefore, are effectively subordinated to all current and future liabilities (including trade payables and accrued liabilities) of our subsidiaries. Our subsidiaries also may have contingent liabilities, which could be substantial. The rights of our creditors, including the holders of the notes, to realize upon the assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors.

    If we are required to apply any portion of the proceeds from an asset sale to redeem the notes or to make an offer to repurchase the notes, we would be required to first redeem or repurchase our 9% Senior Subordinated Notes Due 2005. In addition, we would be required to make any such redemption of, or offer to repurchase, the notes on a pro rata basis with all then outstanding indebtedness that is equal in rank with the notes (other than such 9% Notes), including our 8 5/8% Senior Subordinated Notes Due 2009.

    In addition, the indenture governing the notes permits our foreign subsidiaries to enter into agreements restricting their ability to pay dividends to us. There are no such agreements currently in place.


Our Future Performance Depends Upon Our Ability to Find or Acquire Additional Oil and Gas Reserves that are Economically Recoverable

    Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations. We historically have succeeded in substantially replacing reserves through exploitation, development and exploration. We have conducted such activities on our existing oil and gas properties as well as on newly acquired properties. We may not be able to continue to replace reserves from such activities at acceptable costs. Lower prices of oil and gas may further limit the kinds of reserves that can be developed at an acceptable cost. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to maintain or expand our oil and gas reserves if cash flow from operations is reduced and external sources of capital become limited or unavailable. In addition, exploitation, development and exploration involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves.

    We are continually identifying and evaluating acquisition opportunities, including acquisitions that would be significantly larger than those consummated to date by us. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations.


Acquisitions Carry Unknown Risks Including Potential for Environmental Problems

    We expect to continue to focus, as we have done in the past, on acquiring producing oil and gas properties to replace reserves. Our focus on acquiring producing oil and gas properties may increase our potential exposure to liabilities and costs for environmental and other problems existing on such properties. Although we perform a review of the acquired properties that we believe is consistent with industry practice, such reviews are inherently incomplete. In general, it is not feasible to review in-depth each individual property being acquired. Ordinarily, we focus our review efforts on the higher-valued properties and sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on each well included in an acquisition, and environmental problems, such as ground water contamination and surface and subsurface damages from the leakage, spills, disposal or other releases of hazardous substances on such properties or from adjoining properties that have migrated to such properties, are not necessarily observable even when an inspection is performed.


Estimating Reserves and Future Net Revenues Involves Uncertainties and Oil and Gas Price Declines May Lead to Impairment of Oil and Gas Assets

    There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including many factors beyond the control of the producer. The reserve data included or incorporated by reference in this prospectus represent only estimates. In addition, the estimates of future net revenues from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time.

    Quantities of proved reserves are estimated based on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties, which would decrease earnings through higher depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties which would result in a further non-cash charge to earnings.


Our International Operations May Be Adversely Affected By a Number of Factors

    International investments represent, and are expected to continue to represent, a significant portion of our total assets. We have international operations in Argentina, Bolivia, Ecuador and Yemen. For 1998, our operations in Argentina accounted for approximately 20 percent of our revenues, 80 percent of our operating income (before impairments of oil and gas properties) and 27 percent of our long-lived assets. During such period, our operations in Argentina represented our only foreign operations accounting for more than 10 percent of our revenues, operating income (before impairments of oil and gas properties) or long-lived assets. We continue to identify and evaluate international investment opportunities but currently have no binding agreements or commitments to make any material international investment.

    Our foreign properties, operations or investments in Argentina, Bolivia, Ecuador and Yemen may be adversely affected by a number of factors, including:

    . local political and economic developments could restrict or increase the cost of our foreign operations;

    .    exchange controls and currency fluctuations;

    . royalty and tax increases and retroactive tax claims could increase costs of our foreign operations;

    . expropriation of our property could result in loss of revenue, property and equipment;

    . import and export regulations and other foreign laws or policies could result in loss of revenues; and

    . laws and policies of the United States affecting foreign trade, taxation and investment could restrict ability to fund foreign operations or make foreign operations more costly.

    In particular, our Bolivian projects are dependent, at least in part, on the development of the Bolivia-to-Brazil gas pipeline. The completion of this pipeline is subject to various factors outside our control. In addition, in the event of a dispute arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States. We may also be hindered or prevented from enforcing our rights with respect to actions taken by a foreign government or its agencies.


Our Hedging Activities May Reduce the Effect of Volatility of Oil and Gas Prices on Us But May Expose Us to the Risk of Financial Loss in Certain Circumstances

    We have previously engaged in oil and gas hedging activities and intend to continue to consider various hedging arrangements to realize commodity prices which we consider favorable. We currently have in place natural gas basis swaps covering 82,000 million british thermal units of gas per day for calendar year 1999 and covering an additional 3,000 million british thermal units of gas per day for the period of January through October 1999. We have also recently entered into a contract hedging 15,000 barrels of oil per day for the months of May, June and July 1999 at a NYMEX reference price of $18.00 per barrel. The impact of changes in the market prices for oil and gas on the average oil and gas prices received by us may be reduced from time to time based on the level of our hedging activities. These hedging arrangements may limit our potential gains if the market prices for oil and gas were to rise substantially over the price established by the hedge. In addition, our hedging arrangements expose us to the risk of financial loss in certain circumstances, including instances in which:

    .    production is less than expected;

    . a change in the difference between published price indexes established by pipelines in which our hedged production is delivered and the reference price established in the hedging arrangements is such that we are required to make payments to the counterparties to our arrangements; or

    . the counterparties to our hedging arrangements fail to honor their financial commitments.

Possible Inability to Repay or Repurchase Indebtedness, Including the Notes, upon a Change of Control

    Upon the occurrence of certain specific change of control events:

    . the lenders under our revolving credit facility could demand repayment of all outstanding indebtedness under the facility; and

    . holders of the notes and our other outstanding senior subordinated indebtedness, in the aggregate principal amount of $400 million, will have the right to require us, subject to certain conditions, to repurchase all or any part of such holders' indebtedness at a price equal to 101 percent of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

    Upon such an occurrence, we would be required to redeem or repay the lenders under our revolving credit facility before repurchasing the notes and such other outstanding senior subordinated indebtedness. In addition, future indebtedness of ours may include similar change of control provisions.

    A change of control under our revolving credit facility and senior subordinated indentures, including the indenture for the notes, includes:

    . the acquisition of 50 percent or more of our voting stock by any individual or group;

    . the sale, lease, transfer or conveyance of substantially all our assets;

    . the reconstitution of our Board of Directors under certain circumstances; and

    . our merger or consolidation with another entity in a transaction in which our outstanding voting stock is exchanged for cash, securities or property other than voting capital stock of the surviving corporation where holders of our voting stock immediately prior to the transaction own not less than a majority of the voting stock of the surviving corporation after the transaction in substantially the same proportion as before the transaction.

The term "Change of Control" with respect to the notes is defined in "Description of Notes--Repurchase at the Option of Holders Upon a Change of Control." Except as described above, the indenture for the notes does not contain any other provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

    We cannot assure you that we would have sufficient funds available or could obtain the financing required to repay or repurchase such outstanding indebtedness, including the notes, following such a change of control. If a change of control occurred and we had inadequate funds or financing available to pay for such indebtedness, an event of default would be triggered under the terms of such indebtedness, which could have adverse consequences for us and the holders of the indebtedness. In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations.


Possible Financial Loss Due to Uninsured Risks Associated with Our Operations

    Our operations are subject to all of the risks and hazards typically associated with the exploitation, development and exploration for, the production of, and the transportation of oil and gas. Operating risks include but are not limited to:

    .    blowouts, cratering and explosions;

    .    uncontrollable flows of oil, natural gas or well fluids;

    .    fires;

    .    formations with abnormal pressures;

    .    pollution and other environmental risks; and

    .    natural disasters.

    Any of such events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of such risks and losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on our financial position and results of operations.


Governmental and Environmental Regulations Could Adversely Affect Our Business

    Our business is subject to certain foreign, federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and gas, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. Such laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil and gas wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells which could limit our revenues.

    Our operations are subject to complex environmental laws and regulations adopted by the various jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge such materials into the environment in any of the following ways:

    .    from a well or drilling equipment at a drill site;

    . leakage from gathering systems, pipelines, transportation facilities and storage tanks;

    . damage to oil and natural gas wells resulting from accidents during normal operations; and

    .    blowouts, cratering and explosions.

    Because the requirements imposed by such laws and regulations are frequently changed, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by such former operators.


Highly Competitive Industry May Impede Our Growth

    The oil and gas industry is highly competitive. We compete in the areas of property acquisitions and the development, production and marketing of, and exploration for, oil and natural gas with major oil companies, other independent oil and natural gas concerns and individual producers and operators. We also compete with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of these competitors have substantially greater financial and other resources than we do.


Pending Litigation

    We are currently involved in pending litigation in Argentina with respect to the amount of royalties due the Province of Santa Cruz, Argentina, on production from four of our Argentine concessions. At December 31, 1998, the disputed claim totaled approximately $18.0 million (which amount includes interest). The amount of this claim will increase, until resolved, as a result of the continued payment of a lower royalty rate than that claimed to be applicable by the Province of Santa Cruz. We believe that, with respect to our 50 percent interest in two concessions acquired from British Gas, plc, we will be entitled to indemnification by British Gas, plc for any loss sustained by us as a result of this claim. Such indemnification is estimated at approximately $4.7 million at December 31, 1998.


Control by Certain Stockholders May Have the Effect of Delaying or Preventing a Change in Control of Us

    Our current officers and directors as a group own approximately 31 percent of our outstanding common stock. Consequently, these stockholders may be in a position to effectively control our affairs, including the election of all of our directors and the approval or prevention of certain corporate transactions which require majority stockholder approval. Such a concentration of ownership may have the effect of delaying or preventing a change in control of us, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.


Year 2000 Risks Could Have a Material Adverse Impact on Our Operations and Financial Condition Despite Our Own Efforts to Ensure Year 2000 Compliance

    We have undertaken various initiatives to assess and ensure that our information systems and our production and field equipment, gathering systems, security systems and other systems and equipment will function properly before and after January 1, 2000. We have formed a Year 2000 Project team, which is chaired by our Manager of Information Services, and have developed a Year 2000 compliance time line that covers the phases of identification, assessment, remediation and testing. We are currently developing contingency plans in the event that Year 2000 problems arise due to any failures of our systems or any failures on the part of our business partners to become Year 2000 compliant. We presently believe that the Year 2000 issue will not cause significant internal operational problems. However, in the event we have not properly identified all Year 2000 issues, or we have not effected assessment, remediation and testing on a timely basis, we cannot assure you that Year 2000 issues will not have a material adverse impact on our results of operations or financial condition.

    The Year 2000 issues also affect numerous other companies with whom we do business, including oil and gas purchasers, pipeline companies, vendors, service companies, utility providers and financial institutions. We have submitted over 14,000 Year 2000 compliance questionnaires to our various business partners. To date, we have received over 5,600 responses to these questionnaires. Responses to these questionnaires are being evaluated to determine the preparation and readiness of our key business partners with respect to Year 2000 issues. There can be no assurance, however, that the failure of our key business partners to adequately prepare for Year 2000 issues will not have a material adverse impact on our operations and financial condition notwithstanding our own efforts to ensure Year 2000 compliance.


If You Do Not Participate in the Exchange Offer, Your Outstanding Notes Will Continue to be Subject to Transfer Restrictions

    If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer of your outstanding notes. We do not intend to register the outstanding notes under the Securities Act of 1933. To the extent outstanding notes are tendered and accepted in the exchange offer, the trading market, if any, for the outstanding notes would be adversely affected.

Lack of Public Market for the Exchange Notes

    There is no existing trading market for the exchange notes, and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of holders of the exchange notes to sell the exchange notes or the price at which such holders may be able to sell the exchange notes. If such a market were to develop, future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations and the market for similar notes. The initial purchaser of the outstanding notes has advised us that it currently intends to make a market in the exchange notes. The initial purchaser is not obligated to do so, however, and any such market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active public market for the exchange notes will develop. If an active market does not develop, the market price and liquidity of the exchange notes may be adversely affected. In addition, we do not intend to apply (and are not obligated to apply) for listing or quotation of the exchange notes on any securities exchange or stock market.


                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, the Company will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in the Company's capitalization. The proceeds received from the sale of the outstanding notes were used to reduce a portion of existing indebtedness under the Company's revolving credit facility.



                                CAPITALIZATION

    The following table sets forth at December 31, 1998: (a) the historical capitalization of the Company, and (b) the as adjusted capitalization of the Company after giving effect to the sale of the outstanding notes and the application of the approximately $146 million in net proceeds from such sale to reduce borrowings under the Company's revolving credit facility. This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

                                                                 December 31, 1998
                                                              -----------------------
                                                              Historical  As Adjusted
                                                              ----------  -----------
                                                                  (In thousands)
Current portion of long-term debt............................ $        -  $         -
                                                              ----------  -----------
Long-term debt:
   Bank Revolving Loan Facility..............................   $423,500     $277,500
   9% Senior Subordinated Notes Due 2005, net of discount....    149,714      149,714
   8 5/8% Senior Subordinated Notes Due 2009, net of discount     99,293       99,293
   9 3/4% Senior Subordinated Notes Due 2009.................          -      150,000
                                                                --------     --------
       Total long-term debt..................................    672,507      676,507
                                                                --------     --------
Stockholders' equity:
   Common stock..............................................        266          266
   Capital in excess of par value............................    230,736      230,736
   Retained earnings.........................................     42,956       42,956
                                                                --------     --------
       Total stockholders' equity............................    273,958      273,958
                                                                --------     --------
Total capitalization.........................................   $946,465     $950,465
                                                                ========     ========

                               THE EXCHANGE OFFER


Terms of the Exchange Offer

General

     In connection with the issuance of the outstanding notes, the Company entered into a Registration Rights Agreement dated January 20, 1999, with the initial purchaser of the outstanding notes. Pursuant to the Registration Rights Agreement, the Company has agreed to file a registration statement (the "Exchange Offer Registration Statement"), of which this prospectus is a part, with the SEC with respect to a registered offer to exchange the outstanding notes for exchange notes having terms substantially identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions and additional interest.

     Under the Registration Rights Agreement, the Company will, at its cost:

     . file the Exchange Offer Registration Statement not later than 75 days of the date of original issuance of the outstanding notes;

     . use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 150 days of the date of original issuance of the outstanding notes; and

     . keep the exchange offer open for not less than 20 business days nor more than 30 business days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes.

The exchange offer being made by this prospectus, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. Exchange notes of the same class will be issued in exchange for an equal principal amount of outstanding notes accepted in the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders of outstanding notes. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered in exchange. However, our obligation to accept outstanding notes for exchange is subject to certain conditions as set forth in this section under the heading "-Conditions."

     Outstanding notes will be deemed accepted when, as and if the Company has given oral (promptly confirmed in writing) or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of outstanding notes for the purposes of receiving the exchange notes and delivering them to the holders.

Resale of Exchange Notes

     Based on interpretations of the SEC staff in no-action letters issued to third parties, the Company believes that the exchange notes will be freely transferable by holders of the outstanding notes other than affiliates of the Company after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that

     . it is acquiring the exchange notes in the ordinary course of its business;

     . it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

     . it is not an "affiliate" of the Company, as that term is defined in Rule 405 under the Securities Act;

provided that broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes.

     The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the outstanding notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such exchange notes.

     A holder of outstanding notes who wishes to exchange such notes for exchange notes in the exchange offer will be required to represent that:

     . any exchange notes to be received by it will be acquired in the ordinary course of its business;

     . it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

     . it is not an "affiliate" of the Company, as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

     If a holder of outstanding notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Expiration Date; Extensions; Amendments; Termination

     The term "expiration date" shall mean June 3, 1999 (30 calendar days following the commencement of the exchange offer), unless the exchange offer is extended by the Company, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     In order to extend the expiration date, the Company will notify the exchange agent of any extension by oral (promptly confirmed in writing) or written notice and may notify the holders of the outstanding notes by mailing an announcement or by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right to delay acceptance of any outstanding notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of outstanding notes not previously accepted if any of the conditions set forth in this section under the heading "-Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived), by giving oral (promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent. The Company also reserves the right to amend the terms of the exchange offer in any manner deemed by it to be advantageous to the holders of the outstanding notes. If any material change is made to terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days, if the exchange offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly confirmed in writing) or written notice of the delay to the exchange agent. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the outstanding notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer.

     Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

Interest on the Exchange Notes

     Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered in exchange thereof or, if no interest has been paid on such outstanding note, from the date of its original issue.

Single Class of Notes

     The outstanding notes and the exchange notes will be treated as a single class for all purposes under the Indenture (except for provisions dealing specifically with registration and exchange offer issues).

Procedures for Tendering

     To tender in the exchange offer, a holder of outstanding notes must complete, sign and date the letter of transmittal or a facsimile of it, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent's message together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

     . certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal;

     . a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the outstanding notes, if such procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "DTC") pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     . the holder must comply with the guaranteed delivery procedures described below.

     The method of delivery of outstanding notes, letters of transmittal and all other required documents is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand-delivery service. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or outstanding notes should be sent to the Company.

     Delivery of all documents must be made to the exchange agent at its address set forth below. Holders of outstanding notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to tender outstanding notes for them.

     The term "agent's message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering outstanding notes that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Company may enforce this agreement against the participant.

     The tender by a holder of outstanding notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth here and in the letter of transmittal.

     Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. The term "holder" for this purpose means any person in whose name outstanding notes are registered on the books of the Company or a person whose name appears on a security position listing provided by the Book-Entry Transfer Facility or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each, an "Eligible Institution"), unless the outstanding notes are tendered:

     . by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the exchange notes are being issued directly to such registered holder (or deposited into the participant's account at DTC); or

     .    for the account of an Eligible Institution.

     If the letter of transmittal is signed by the recordholder(s) of the outstanding notes tendered, the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, those outstanding notes must be endorsed or accompanied by bond powers and a proxy that authorize such person to tender the outstanding notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the outstanding notes.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the letter of transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by outstanding notes, or a timely confirmation received of a book-entry transfer of outstanding notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an Eligible Institution is received by the exchange agent. Issuances of exchange notes in exchange for outstanding notes tendered pursuant to a notice of guaranteed delivery by an Eligible Institution will be made only against delivery of the letter of transmittal and any other required documents, and the tendered outstanding notes or a timely confirmation received of a book-entry transfer of outstanding notes with an agent's message into the exchange agent's account at DTC with the exchange agent.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes which, if accepted, would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular outstanding notes. The Company's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as the Company shall determine. Neither the Company, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, nor shall any of them incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to:

     . purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date or, as set forth in this section under the heading "-Expiration Date; Extensions; Amendments; Termination," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

     . to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, all outstanding notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the outstanding notes. See the heading "-Conditions" below. For purposes of the exchange offer, outstanding notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

     In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely Book-Entry Confirmation of such outstanding notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents or an agent's message in lieu thereof. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by the book-entry transfer procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with the Book-Entry Transfer Facility.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the outstanding notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of outstanding notes by causing the Book-Entry Transfer Facility to transfer such outstanding notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility, an agent's message or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under the heading "-Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent. All references in this prospectus to deposit of outstanding notes shall be deemed to include the Book-Entry Transfer Facility's book-entry delivery method.

Guaranteed Delivery Procedure

     If a registered holder of the outstanding notes desires to tender the outstanding notes, and the outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, a tender may be effected if:

     .  the tender is made through an Eligible Institution;

     . prior to the expiration date, the exchange agent receives from such Eligible Institution a notice of guaranteed delivery, substantially in the form provided by the Company, by facsimile transmission, mail or hand delivery:

        . setting forth the name and address of the holder of the outstanding notes and the amount of outstanding notes tendered;

        .  stating that the tender is being made thereby; and

        . guaranteeing that within five business days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the letter of transmittal or an agent's message in lieu thereof and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

     . the certificates for all physically tendered outstanding notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the letter of transmittal or an agent's message in lieu thereof and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Withdrawal of Tenders

     Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at the address set forth below under the heading

"-Exchange Agent" and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must:

     . specify the name of the person having tendered the outstanding notes to be withdrawn (the "Depositor");

     . identify the outstanding notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such outstanding notes;

     . be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the outstanding notes to register the transfer of such outstanding notes into the name of the Depositor withdrawing the tender;

     . specify the name in which any such outstanding notes are to be registered, if different from that of the Depositor; and

     . if the outstanding notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor.

     All questions as to the validity, form and eligibility, time of receipt of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of outstanding notes tendered by book-entry transfer, such outstanding notes will be credited to an account maintained with the Book-Entry Transfer Facility for the outstanding notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under the headings "-Procedures for Tendering" and "-Book-Entry Transfer" at any time on or prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, outstanding notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any outstanding notes, and the Company may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such outstanding notes, if:

     . because of any change in law, or applicable interpretations of law by the SEC, the Company determines that it is not permitted to effect the exchange offer;

     . an action is proceeding or threatened that would materially impair the Company's ability to proceed with the exchange offer; or

     . not all government approvals that the Company deems necessary for the consummation of the exchange offer have been received.

     The Company has no obligation to, and will not knowingly, permit acceptance of tenders of outstanding notes:

     . from affiliates of the Company within the meaning of Rule 405 under the Securities Act;

     . from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

     . if the exchange notes to be received by such holder or holders of outstanding notes in the exchange offer, upon receipt, will not be tradeable by such holder without restriction under the Securities Act and the Securities Exchange Act of 1934 and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

Accounting Treatment

     The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the exchange offer and the unamortized expenses related to the issuance of the outstanding notes will be amortized over the term of the exchange notes.

Exchange Agent

     The Chase Manhattan Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

     By Mail, Overnight Mail  The Chase Manhattan Bank   Phone: 212/638-0826
     or Courier:              55 Water Street            Facsimile: 212/638-7380
                              New York, New York 10041
                              ATTN: Carlos Esteves


Fees and Expenses

     The Company will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Company, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the exchange offer will be paid by the Company, including fees and expenses of the exchange agent and Trustee and accounting, legal, printing and related fees and expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. If, however:

     . certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

     . if tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

     . if a transfer tax is imposed for any reason other than the exchange of outstanding notes pursuant to the exchange offer;

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from such taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.


Shelf Registration Statement

     In the event that:

     . any change in law or applicable interpretations of the staff of the SEC do not permit the Company to effect the exchange offer;

     . for any other reason the Exchange Offer Registration Statement is not declared effective within 150 days of the date of original issuance of the outstanding notes or the exchange offer is not consummated within 45 days after the date the Exchange Offer Registration Statement is declared effective under the Securities Act;

     . under certain circumstances if the initial purchaser so requests with respect to outstanding notes not eligible to be exchanged for exchange notes in the exchange offer;

     . under certain circumstances any holder of outstanding notes (other than the initial purchaser) is not eligible to participate in the exchange offer or does not receive freely tradeable exchange notes in the exchange offer other than by reason of such holder being an affiliate of the Company; or

     . in the case that the initial purchaser participates in the exchange offer or otherwise acquires exchange notes pursuant to the Registration Rights Agreement, such initial purchaser does not receive freely tradeable exchange notes in exchange for outstanding notes constituting any portion of an unsold allotment (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of exchange notes shall not result in such exchange notes being not "freely tradeable");

the Company will, at its cost,

     . as promptly as practicable (but in no event more than 30 days after so required or requested pursuant to the Registration Rights Agreement), file a shelf registration statement ("Shelf Registration Statement") covering resales of the outstanding notes or the exchange notes, as the case may be;

     . use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

     . use its best efforts to keep the Shelf Registration Statement effective until two years after its effective date.

     The Company will, in the event a Shelf Registration Statement is filed, among other things:

     . provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement;

     . notify each such holder when the Shelf Registration Statement has become effective; and

     . take certain other actions as are required to permit unrestricted resales of the outstanding notes or the exchange notes, as the case may be.

     A holder selling outstanding notes or exchange notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).


Additional Interest

     In the event that:

     . on or prior to the 75th day of the date of original issuance of the outstanding notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission;

     . on or prior to the 150th day of the date of original issuance of the outstanding notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective;

     . on or prior to the 45th day after the date the Exchange Offer Registration Statement is declared effective under the Securities Act, neither the exchange offer has been consummated nor the Shelf Registration Statement has been declared effective; or

     . after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of outstanding notes or exchange notes in accordance with and during the periods specified in the Registration Rights Agreement

(each such event referred to above in this paragraph, a "Registration Default"); then, as liquidated damages for such Registration Default, additional interest ("Special Interest") will accrue on the principal amount of the outstanding notes and the exchange notes (in addition to the stated interest on the outstanding notes and the exchange notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

     Special Interest will accrue in an amount equal to $.05 per calendar week per $1,000 principal amount of the outstanding notes and exchange notes during the 90-day period immediately following the occurrence of such Registration Default and shall increase by an amount equal to $.05 per calendar week per $1,000 principal amount of the outstanding notes and exchange notes at the end of each subsequent 90-day period, but in no event shall such amount exceed $.30 per calendar week per $1,000 principal amount of the outstanding notes and exchange notes.


Failure to Exchange Outstanding Notes May Affect You Adversely

     Upon consummation of the exchange offer, subject to certain exceptions, holders of outstanding notes who do not exchange their outstanding notes for exchange notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their outstanding notes, unless the outstanding notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to
do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Bank Facility

     Under the Company's revolving credit facility (the "Bank Facility"), certain banks have provided to the Company an unsecured revolving credit facility. The Bank Facility establishes a borrowing base determined by the banks' evaluation of the Company's oil and gas reserves.

     Outstanding advances under the Bank Facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on LIBOR. The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt to the borrowing base. As of March 31, 1999, the Company had elected a fixed rate based on LIBOR for a substantial portion of its outstanding advances, which resulted in an average interest rate of approximately 6.0 percent. In addition, the Company must pay a commitment fee ranging from 0.25 to 0.375 percent per annum on the unused portion of the banks' commitment.

     On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding under the Bank Facility at September 11, 2001, will be payable in eight equal consecutive quarterly installments commencing December 1, 2001, with maturity at September 11, 2003.

     The unused portion of the Bank Facility was approximately $182 million at March 31, 1999, based on the current borrowing base of $482.5 million. The Company entered into an amendment to its Bank Facility in connection with the offering of the outstanding notes which resulted in the borrowing base being reduced from $550 million to $482.5 million. As a result of the banks' semi-annual borrowing base review under the Bank Facility, the agent bank has recommended that the remaining lenders approve a new borrowing base of $400 million to be effective May 14, 1999; however, no assurance can be given that the banks will approve this new borrowing base. If the $400 million borrowing base is approved, the Company anticipates that the unused portion of the Bank Facility would be approximately $100 million.

     The Bank Facility includes customary covenants, including, among other things:

     . maintenance of consolidated tangible net worth;

     . limitations on indebtedness;

     . limitations on creation of liens;

     . limitations on guarantees, loans or advances;

     . limitations on certain consolidations, mergers and transfers of assets;

     . limitations on investments; and

     . limitations on transactions with affiliates.

     The Bank Facility includes customary events of default, including among other things, and subject to applicable grace periods, if any:

     . failure of the Company to make any payment of principal of or interest on any loan under the Bank Facility when due and payable;

     . breaches of any representations or warranties in any material respect when made;

     . a breach of certain agreements and covenants, including all negative covenants in the Bank Facility;

     . a default in payment under any other indebtedness for borrowed money or contingent liability of the Company or any of its subsidiaries or any other default if the effect of such is to permit acceleration of such indebtedness;

     . any judgment or order for the payment of money in excess of $20 million is rendered against the Company or any of its subsidiaries;

     . certain acts of bankruptcy, insolvency or dissolution; and

     . any change in control.


9% Senior Subordinated Notes Due 2005

     In December 1995, the Company publicly offered and sold $150,000,000 aggregate principal amount at maturity of 9% Senior Subordinated Notes Due 2005 (the "9% Notes") pursuant to an Indenture between the Company and The Chase Manhattan Bank (formerly Chemical Bank) (the "9% Notes Indenture"). Interest on the 9% Notes is payable on June 15 and December 15 of each year, and such payments commenced on June 15, 1996. The 9% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000, at the redemption prices set forth in the 9% Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption. The 9% Notes are not subject to any mandatory sinking fund.

     Upon the occurrence of a Change of Control (as defined in the 9% Notes Indenture), the Company will be required to make an offer to repurchase the 9% Notes at 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

     The 9% Notes are unsecured senior subordinated obligations of the Company. The 9% Notes rank subordinate in right of payment to all existing and future senior indebtedness, pari passu with any existing and future senior subordinated indebtedness (including the 8 5/8% Notes and the notes) and senior to any future junior subordinated indebtedness of the Company. The 9% Notes are structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries.

     The 9% Notes Indenture contains limitations on, among other things:

     . the ability of the Company to incur additional indebtedness;

     . the payment of dividends and other distributions with respect to the capital stock of the Company and the purchase, redemption or retirement of capital stock of the Company;

     . the making of certain investments;

     . the incurrence of certain liens;

     . asset sales;

     . the issuance and sale of capital stock of restricted subsidiaries;

     . transactions with affiliates;

     . payment restrictions affecting restricted subsidiaries; and

     . certain consolidations, mergers and transfers of assets.

     Events of default under the 9% Notes Indenture are:

     . failure to pay any interest on the 9% Notes when due, continued for 30 days;

     . failure to pay principal of (or premium, if any, on) the 9% Notes when due;

     . failure to perform any other covenant of the Company in the 9% Notes
       Indenture, continued for 60 days after written notice as provided in the 9% Notes Indenture;

     . a default under any indebtedness for borrowed money by the Company or any restricted subsidiary which results in acceleration of the maturity of such indebtedness, or failure to pay any such indebtedness at maturity, in an amount greater than $10 million ($40 million in the case of indebtedness of a foreign subsidiary the recourse for which is limited to solely foreign subsidiaries) if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the 9% Notes Indenture;

     . one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any restricted subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; and

     . certain events of bankruptcy, insolvency or reorganization.


8 5/8% Senior Subordinated Notes Due 2009

     In February 1997, the Company publicly offered and sold $100,000,000 aggregate principal amount at maturity of 8 5/8% Senior Subordinated Notes Due 2009 (the "8 5/8% Notes") pursuant to an Indenture between the Company and The Chase Manhattan Bank (the "8 5/8% Notes Indenture"). Interest on the 8 5/8% Notes is payable on February 1 and August 1 of each year, and such payments commenced on August 1, 1997. The 8 5/8% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2002, at the redemption prices set forth in the 8 5/8% Notes Indenture plus accrued and unpaid interest, if any, to the date of redemption. The 8 5/8% Notes are not subject to any mandatory sinking fund.

     Upon the occurrence of a Change of Control (as defined in the 8 5/8% Notes Indenture), the Company will be required to make an offer to repurchase the 8 5/8% Notes at 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

     The 8 5/8% Notes are unsecured senior subordinated obligations of the Company. The 8 5/8% Notes rank subordinate in right of payment to all existing and future senior indebtedness, pari passu with any existing and future senior subordinated indebtedness (including the 9% Notes and the notes) and senior to any future junior subordinated indebtedness of the Company. The 8 5/8% Notes are structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries.

     The 8 5/8% Notes Indenture contains limitations on, among other things:

     . the ability of the Company to incur additional indebtedness;

     . the payment of dividends and other distributions with respect to the capital stock of the Company and the purchase, redemption or retirement of capital stock of the Company;

     . the making of certain investments;

     . the incurrence of certain liens;

     . asset sales;

     . the issuance and sale of capital stock of restricted subsidiaries;

     . transactions with affiliates;

     . payment restrictions affecting restricted subsidiaries; and

     . certain consolidations, mergers and transfers of assets.

     Events of default under the 8 5/8% Notes Indenture are:

     . failure to pay any interest on the 8 5/8% Notes when due, continued for 30 days;

     . failure to pay principal of (or premium, if any, on) the 8 5/8% Notes when due;

     . failure to perform any other covenant of the Company in the 8 5/8% Notes
       Indenture, continued for 60 days after written notice as provided in the 8 5/8% Notes Indenture;

     . a default under any indebtedness for borrowed money by the Company or any restricted subsidiary which results in acceleration of the maturity of such indebtedness, or failure to pay any such indebtedness at maturity, in an amount greater than $10 million ($40 million in the case of indebtedness of a foreign subsidiary the recourse for which is limited to solely foreign subsidiaries) if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the 8 5/8% Notes Indenture;

     . one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any restricted subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; and

     . certain events of bankruptcy, insolvency or reorganization.

                              DESCRIPTION OF NOTES


     The outstanding notes were, and the exchange notes will be, issued under an Indenture dated as of January 26, 1999 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). The Indenture provides for the issuance of up to an aggregate principal amount of $150 million of outstanding notes and exchange notes and of up to $50 million of additional notes (as part of the same or an additional series) from time to time in aggregate principal amounts of not less than $25 million. The additional notes will be identical in all respects other than issue price and issuance date. A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available from the Company upon request. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the Trust Indenture Act of 1939, as amended (the "1939 Act") and to all the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein, such Sections or defined terms are incorporated by reference herein. For purposes of this Section, references to the "Company" shall mean Vintage Petroleum, Inc. excluding its subsidiaries. The term "Notes" collectively refers to the outstanding notes, the exchange notes and any additional notes or additional series of notes issued under the Indenture. Certain terms used in this Section are defined under "--Certain Definitions."


General

     The exchange notes are to be issued in exchange for outstanding notes pursuant to the Registration Rights Agreement, as further described in "The Exchange Offer." The terms of the exchange notes are substantially identical to the outstanding notes except that the exchange notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for an increase in interest thereon under certain circumstances described under "The Exchange Offer
- Additional Interest," the provisions of which will terminate upon consummation of the exchange offer.

     The Notes will mature on June 30, 2009, and will be limited to an aggregate principal amount of $200,000,000. The outstanding notes and exchange notes will be issued in an aggregate principal amount not to exceed $150,000,000. The Notes will bear interest at the rate set forth on the cover page of this prospectus from January 26, 1999 (the "Issue Date"), or from the most recent interest payment date to which interest has been paid, payable semiannually on June 30 and December 30 of each year, beginning, in the case of the outstanding notes and the exchange notes, as the case may be, on June 30, 1999, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding June 15 or December 15, as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on, the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Corporate Trust Office of the Trustee) or such other office or agency permitted under the Indenture; provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.


Subordination

     The Notes will be unsecured senior subordinated obligations of the Company. The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated in right of payment, as set forth in the Indenture, to the payment when due in cash of all Senior Indebtedness (as defined) of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust will not be subordinate to any Senior Indebtedness or subject to the restrictions described herein. The Notes will rank subordinate in right of payment to all existing and future Senior Indebtedness, pari passu with the 9% Notes and the 8 5/8% Notes and all other existing and any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. As adjusted for the consummation of the offering of the outstanding notes and the application of the estimated net proceeds therefrom, at December 31, 1998, the Company's outstanding Senior Indebtedness would have been approximately $389 million. The Company also has outstanding the 9% Notes ($150 million) and the 8 5/8% Notes ($100 million) which will rank pari passu with the Notes. The Notes will be structurally subordinated to indebtedness and other liabilities of the Company's subsidiaries. The balance sheet liabilities of the Company's subsidiaries totaled $26.9 million at December 31, 1998. The Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of subsidiaries (to which the Notes will be structurally subordinated). See "--Certain Covenants--Limitation on Indebtedness."

     The Company may not pay principal of, premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance and Covenant Defeasance" and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (a) any principal, premium or interest in respect of any Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless earlier terminated (i) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice, (ii) because such default is no longer continuing, or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash before the holders of the Notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes. In addition, until the Senior Indebtedness is paid in full in cash, any distribution to which holders of Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness, except that holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

     By reason of such subordination provisions contained in the Indenture, in the event of bankruptcy, insolvency or winding up, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness or the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

     Claims of creditors of the Company's subsidiaries, including trade creditors, and holders of Preferred Stock of the Company's subsidiaries (if any), will generally have a priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's Indebtedness, including the Notes. Under the Indenture, and subject to certain limitations, Indebtedness may be incurred by subsidiaries of the Company.


Optional Redemption

     At any time on or after February 1, 2004, the Notes are redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing February 1 of the years indicated below:

                        Year            Redemption Price
                        ------          -----------------
                        2004..........   104.875%
                        2005..........   103.250%
                        2006..........   101.625%

and thereafter, beginning February 1, 2007, at 100 percent of the principal amount of the Notes.

     At any time and from time to time, prior to February 1, 2002, the Company may redeem up to a maximum of 33 1/3 percent of the original aggregate principal amount of the Notes actually issued with the proceeds of one or more Public Equity Offerings, at a redemption price equal to 109.75 percent of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least
66 2/3 percent of the original aggregate principal amount of the Notes actually issued remains outstanding. Any such redemption shall be made within 75 days of such Public Equity Offering upon not less than 30 nor more than 60 days' prior notice.


Sinking Fund

     There will be no mandatory sinking fund payments for the Notes.


Repurchase at the Option of Holders Upon a Change of Control

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase such holder's Notes in whole or in part in integral multiples of $1,000 pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date (the "Change of Control Payment").

     Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating, among other things:

          (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Mandatory Repurchase Upon a Change of Control" and that all Notes (or portions thereof) timely tendered will be accepted for payment;

          (2) the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3) that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (4) that any Notes (or portions thereof) not tendered will continue to accrue interest;

          (5) a description of the transaction or transactions constituting the Change of Control; and

          (6) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     There can be no assurance that the Company will be able to fund any such repurchase of the Notes and all other existing and future Pari Passu Indebtedness. The Company's existing credit agreement contains and any future credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture.

     A "Change of Control" shall be deemed to occur if:

                (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 50 percent or more of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis;

                (ii) the sale, lease, conveyance or transfer of all or substantially all of the assets of the Company (other than to any Wholly Owned Subsidiary) shall have occurred;

                (iii) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company;

                (iv) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

                (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

     The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of less than all of the assets of the Company to another person may be uncertain. In such a case, holders of the Notes may not be able to resolve this uncertainty without resorting to legal action.

     "Permitted Holders" means Charles C. Stephenson, Jr., Jo Bob Hille, S. Craig George, William C. Barnes and their Permitted Designees.

     "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative, or (iv) any Person so long as a Permitted Holder owns at least 51 percent of the voting power of all classes of the Voting Stock of such Person.


Book-Entry System

     The Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such persons in this Offering. Such accounts shall be designated by the Underwriters with respect to Notes placed by the Initial Purchaser for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     Payment of principal and interest on Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Initial Purchaser will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Security is exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable, or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes, and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Initial Purchaser will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


Certain Covenants

     Limitation on Indebtedness.   The Indenture provides that the Company will
not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Interest Coverage Ratio exceeds 2.5 to 1.0 or (b) such Indebtedness is Permitted Indebtedness.


     Permitted Indebtedness means any and all of the following:

          (a)  Indebtedness evidenced by the outstanding notes;

          (b) Indebtedness under Bank Credit Facilities, provided that the aggregate principal amount of all such Indebtedness under Bank Credit Facilities, together with all Indebtedness Incurred pursuant to clause (l) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (b), at any one time outstanding does not exceed the greater of

               (i)   $265 million and

               (ii) an amount equal to the sum of (A) $100 million and (B) 15 percent of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness;

     provided, however, that the maximum amount available to be outstanding under Bank Credit Facilities shall be permanently reduced by the amount of Net Available Cash from Assets Sales used to permanently repay Indebtedness under Bank Credit Facilities, and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the "Limitation on Asset Sales" covenant;

     (c) Indebtedness to the Company or any of its Wholly Owned Subsidiaries by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Wholly Owned Subsidiaries (but only so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary);

     (d) Indebtedness in connection with one or more standby letters of credit, Guarantees, performance bonds or other reimbursement obligations issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself);

     (e) Indebtedness of any Person which shall merge or consolidate with or into the Company in accordance with the covenant described under "--Merger, Consolidation and Sale of Assets," which was outstanding prior to such merger or consolidation;

     (f) Indebtedness under Interest Rate Protection Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of the "Limitation on Indebtedness" covenant;

     (g) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business;

     (h) Indebtedness under Oil and Gas Purchase and Sale Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries;

     (i) in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business that are customary in the Oil and Gas Business;

     (j) Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (a) through (i) above;

     (k) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph, provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (k), together with all Indebtedness Incurred pursuant to clause (l) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (k), at any one time outstanding does not exceed $25 million;

     (l) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance,

          (i) Indebtedness referred to in clauses (a) through (k) of this paragraph (including Indebtedness previously Incurred pursuant to this clause (l)); and

          (ii) Indebtedness Incurred pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant;

provided, however, that

          (i) such Indebtedness is in an aggregate principal amount not in excess of the sum of (A) the aggregate principal amount then outstanding of the Indebtedness being exchanged or refinanced and (B) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing,

          (ii) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being exchanged or refinanced,

          (iii) such Indebtedness has an Average Life to Stated Maturity at the time such Indebtedness is Incurred that is equal to or greater than the Average Life to Stated Maturity of the Indebtedness being exchanged or refinanced, and

          (iv) such Indebtedness is subordinated in right of payment to Senior Indebtedness or the Notes to at least the same extent, if any, as the Indebtedness being exchanged or refinanced;

     (m) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of assets; and

     (n) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

     Limitation on Liens.   The Indenture provides that the Company will not,
directly or indirectly, Incur any Lien on or with respect to any Property of the Company, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the Notes are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company may without restriction Incur Liens securing Senior Indebtedness and the following (each a "Permitted
Lien"):

          (a) Liens existing as of the Issue Date;

          (b) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the Company;

          (c) any Lien existing on any Property at the time of the acquisition thereof (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the Company;

          (d) Liens securing the exchange notes and other obligations arising under the Indenture;

          (e) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (a) through (d) of this paragraph; provided, however, that

              (i) such new Lien shall be limited to all or part of the same Property that secured the original Lien, plus improvements on such Property and

              (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (a) through (d) of this paragraph at the time the original Lien became a Lien permitted in accordance with the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

        (f) any Lien incidental to the normal conduct of the business of the Company, the ownership of its property or the conduct in the ordinary course of its business (including, without limitation,

             (i)   easements, rights of way and similar encumbrances,

             (ii)  rights of lessees under leases,

             (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or on deposit with or in the possession of such banks,

             (iv) Liens imposed by law, including without limitation Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens,

             (v)   Oil and Gas Liens, and

             (vi) Liens Incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice) in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

                (g) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, so long as reserves have been established to the extent required by U.S. GAAP as in effect at such time;

                (h) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by U.S. GAAP as in effect at such time and so long as such Liens do not encumber assets by an amount in excess of $20 million;

                (i) Liens securing Hedging Agreements so long as such Hedging Agreements are permitted under the "Limitation on Indebtedness" covenant;

                (j) Liens in connection with Sale and Leaseback Transactions permitted pursuant to the "Limitation on Indebtedness" covenant;

                (k) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary to secure obligations of such Person and any refinancings thereof; and

                (l) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing Indebtedness of the Company or any of its Subsidiaries so long as such deposit of funds is permitted under the "Limitation on Restricted Payments" covenant.

        Limitation on Restricted Payments.   The Indenture provides that the
Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment

                (a) any Default or Event of Default would have occurred and be continuing,

                (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant, or

                (c) the aggregate amount expended or declared for all Restricted Payments from December 20, 1995 (the date of issue of the 9% Notes), would exceed the sum of

                     (i)   $25 million,

                     (ii) 100 percent of the aggregate net cash proceeds or the Fair Market Value of Property other than cash received by the Company on or subsequent to December 20, 1995, from capital contributions to the Company (other than from a Subsidiary of the Company) and from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company, including Capital Stock of the Company issued upon conversion of convertible debt or convertible Redeemable Stock and upon the exercise of options, warrants or rights to purchase Capital Stock of the Company,

                     (iii) 50 percent of the aggregate Consolidated Net Income
                of the Company (or, if Consolidated Net Income shall be a deficit, less 100 percent of such deficit) subsequent to

                September 30, 1995, and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such Restricted Payment, and

                        (iv) an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to December 20, 1995, in any Person resulting from

                              (A) payments of interest on debt, dividends, repayment of loans or advances, or other transfers or distributions of Property (but only to the extent the Company excludes such transfers or distributions from the calculation of Consolidated Net Income for purposes of clause (iii) above), in each case to the Company or any Restricted Subsidiary from any Person, or

                              (B)  the redesignation of any Unrestricted
                        Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B), the amount of such Investments previously made in such Person or such Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments.

     Any payments made pursuant to clauses (a) through (i) of the definition of Permitted Investments shall be excluded for purposes of any calculation of the aggregate amount of Restricted Payments. Any payments made pursuant to clause
(j) of the definition of Permitted Investments shall be included for purposes of any calculation of the aggregate amount of Restricted Payments.

     The foregoing limitations do not prevent the Company or any Restricted Subsidiary from (a) paying a dividend on its Capital Stock within 60 days after declaration thereof if, on the declaration date, such dividend could have been paid in compliance with the Indenture, or (b) making Permitted Investments so long as no Default or Event of Default shall have occurred and be continuing.

     Permitted Investments is defined to mean any and all of the following:

        (a)  Permitted Short-Term Investments;

        (b) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;

        (c) Investments by the Company or any Restricted Subsidiary in a Restricted Subsidiary and Investments by a Restricted Subsidiary in the Company;

        (d) Investments in any other Person, including the acquisition from third parties of Capital Stock of a Restricted Subsidiary or any other Person, as a result of which such other Person becomes a Restricted Subsidiary in compliance with the "Restricted and Unrestricted Subsidiaries" covenant or is merged into or consolidated with or transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary;

        (e) negotiable instruments held for collection; lease, utility and other similar deposits; or stock, obligations or securities received in settlement of debts owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary;

        (f) Investments in Persons in the Oil and Gas Business (other than Restricted Subsidiaries) intended to promote the Company's strategic business objectives in an amount not to exceed $20 million at any one time outstanding;

         (g) loans made (i) to officers, directors and employees of the Company or any Subsidiary approved by the Board of Directors (or by a duly authorized officer), the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and (ii) to refinance loans, together with accrued interest thereon, made pursuant to this clause (g);

         (h) advances and loans to officers, directors and employees of the Company or any Subsidiary in the ordinary course of business, provided such loans and advances do not exceed $3.0 million at any one time outstanding;

         (i) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the "Limitation on Asset Sales" covenant; and

         (j) Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the Issue Date (other than Investments described in clauses (a) through (i) above).

     Limitation on Issuance and Sale of Capital Stock of Restricted
Subsidiaries.   The Indenture provides that the Company will not

         (a) permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or one of its Wholly Owned Subsidiaries or

         (b) permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any other Restricted Subsidiary (other than directors' qualifying shares),

except, in each case, for

         (i) a sale of the Capital Stock of a Restricted Subsidiary owned by the Company or its Restricted Subsidiaries effected in accordance with the "Limitation on Asset Sales" covenant,

         (ii) the issuance of Capital Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary and

         (iii) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary, or transfers thereof;

provided, that any sale or issuance of Capital Stock of a Restricted Subsidiary shall be deemed to be an Asset Sale to the extent the percentage of the total outstanding Voting Stock of such Restricted Subsidiary owned directly and indirectly by the Company is reduced as a result of such sale or issuance; provided, further, that if a Person whose Capital Stock was issued or sold in a transaction described in this paragraph is, as a result of such transaction, no longer a Restricted Subsidiary, then the Fair Market Value of Capital Stock of such Person retained by the Company and the other Restricted Subsidiaries shall be treated as an Investment for purposes of the "Limitation on Restricted Payments" covenant.

     Limitation on Asset Sales.   The Indenture provides that the Company will
not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless

     (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares and assets subject to such Asset Sale and

     (ii) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities, or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable;

provided, however, that

     (x) the Fair Market Value of Exchanged Properties shall be treated as cash for purposes of this clause (ii) and

     (y) the Company and its Restricted Subsidiaries shall be permitted to receive property and securities other than cash, cash equivalents, Exchanged Properties or Liquid Securities, so long as the aggregate Fair Market Value of all such property and securities received in Asset Sales held by the Company or any Restricted Subsidiary at any one time shall not exceed 10 percent of Adjusted Consolidated Net Tangible Assets.

     The Net Available Cash from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness),

     (A) to prepay, repay or purchase Senior Indebtedness or Indebtedness of a Restricted Subsidiary (in each case excluding Indebtedness owed to the Company or an Affiliate of the Company);

     (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or

     (C) if there are no 9% Notes or 8 5/8% Notes outstanding, to purchase Notes (excluding Notes owned by the Company or an Affiliate of the Company).

     Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to comply with the applicable provisions of the indenture relating to the 9% Notes, to make a prepayment offer to purchase on a pro rata basis, from all holders of the 9% Notes, an aggregate principal amount of 9% Notes equal to the Excess Proceeds, at a price in cash not in excess of 100 percent of the outstanding principal amount thereof plus accrued interest, if any. To the extent that any portion of the amount of such Excess Proceeds remains after compliance with the preceding sentence such amount shall constitute "Remaining Excess Proceeds" held for the benefit of the holders of the Notes and any then outstanding Pari Passu Indebtedness (other than the 9% Notes) and the amount of Excess Proceeds will be reset to zero. When the aggregate amount of Remaining Excess Proceeds exceeds $10 million, the Company will be required to make an offer to purchase (a "Prepayment Offer") on a pro rata basis, from all holders of the Notes and any then outstanding Pari Passu Indebtedness (other than the 9% Notes), an aggregate principal amount of Notes and any then outstanding Pari Passu Indebtedness (other than the 9% Notes) equal to the Remaining Excess Proceeds, at a price in cash at least equal to 100 percent of the outstanding principal amount thereof plus accrued interest, if any, to the Purchase Date (as defined herein). To the extent that any portion of the amount of Remaining Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Remaining Excess Proceeds will be reset to zero.

     Within five Business Days after the later of (i) 365 days from the date of an Asset Sale and (ii) the completion of any offer for the 9% Notes required by the indenture relating to the 9% Notes, the Company shall, if it is obligated to make an offer to purchase the Notes pursuant to the preceding paragraph, send a written

Prepayment Offer notice, by first-class mail, to the holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things,

     (a) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture described herein under "--Limitation on Asset Sales,"

     (b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date,

     (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Purchase Date"),

     (d)  the aggregate principal amount of Notes to be purchased, and

     (e) a description of the procedure which holders of Notes must follow in order to tender their Notes and the procedures that holders of Notes must follow in order to withdraw an election to tender their Notes for payment.

     The Company will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Incurrence of Layered Indebtedness.   The Indenture provides that the
Company will not Incur any Indebtedness which is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness constitutes Indebtedness which is junior to, or pari passu with, the Notes in right of payment.

     Transactions with Affiliates.   The Indenture provides that the Company
will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including, but not limited to, the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company, unless

     (a) such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary,

     (b) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, and

     (c) with respect to a transaction or series of transactions involving aggregate payments by or to the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of

          (i) $5.0 million but less than $20.0 million, the Board of Directors of the Company (including a majority of the disinterested members of the Board of Directors of the Company) approves such transaction or series of transactions and, in its good faith judgment, believes that such transaction or series of transactions complies with clauses (a) and (b) of this paragraph as evidenced by a certified resolution delivered to the Trustee or

          (ii) $20.0 million, (A) the Company receives from an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, a written opinion that such transaction (or series of transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary and (B) the Board of Directors of the Company (including a majority of the disinterested members of the Board of Directors of the Company) approves such transaction or series of transactions and, in its good faith judgment, believes that such transaction or series of transactions complies with clauses (a) and (b) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

The limitations of the preceding paragraph do not apply to

     (a) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries,

     (b) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's bylaws and applicable statutory provisions,

     (c) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,

     (d) loans made (i) to officers and directors of the Company or any Subsidiary approved by the Board of Directors (or by a duly authorized officer), the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (ii) to refinance loans, together with accrued interest thereon, made pursuant to this clause (d),

     (e) advances and loans to officers and directors of the Company or any Subsidiary in the ordinary course of business, provided such loans and advances do not exceed $3.0 million at any one time outstanding, or

     (f)  transactions with Restricted Subsidiaries.

     Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary (other than a Foreign Subsidiary) to

     (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock held by the Company or a Restricted Subsidiary,

     (b) pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary,

     (c) make any loans or advances to the Company or any other Restricted Subsidiary, or

     (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

Such limitation will not apply

     (1) with respect to clauses (c) and (d) only, to encumbrances and restrictions

          (i) in existence under or by reason of any agreements in effect on the Issue Date,

          (ii) required by Bank Credit Facilities that are not more restrictive than those in effect under the Bank Credit Facility on the Issue Date,

          (iii) existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if (A) such encumbrance or restriction was not created in anticipation of such acquisition and (B) immediately following such acquisition, on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant, or

          (iv) which result from the renewal, refinancing, extension or amendment of an agreement referred to in the immediately preceding clauses (i), (ii) and (iii),

provided, such replacement or encumbrance or restriction is no more restrictive to the Company or Restricted Subsidiary and is not materially less favorable to the holders of Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, and

     (2)  with respect to clause (d) only, to

          (i) any restriction on the sale, transfer or other disposition of assets or Property securing Indebtedness as a result of a Lien permitted under the "Limitation on Liens" covenant,

          (ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition,

          (iii) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

          (iv)  any encumbrance or restriction due to applicable law,

          (v) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale and

          (vi) restrictions contained in purchase money obligations for Property acquired in the ordinary course of business with respect to transfers of such Property.

     Restricted and Unrestricted Subsidiaries.   Unless defined or designated as
an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if

                (i) such Subsidiary does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary,

                (ii) such Subsidiary does not have any Indebtedness or other obligations which, if in Default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and

                (iii) (A) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary, (B) the Subsidiary to be so designated has total assets of $1,000 or less, or (C) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of the Company's direct and indirect ownership interest in such Subsidiary, and such Restricted Payment would be permitted to be made at the time of such designation under the "Limitation on Restricted Payments" covenant. Except as provided in clauses
(iii)(B) and (C) of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Company or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

     The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis,

                (i) the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant and

                (ii) no Default or Event of Default would occur or be continuing.


Merger, Consolidation and Sale of Assets

     The Indenture provides that the Company will not merge or consolidate with or into any other entity (other than a merger of a Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property or assets in any one transaction or series of transactions unless:

        (a) the entity formed by or surviving any such consolidation or merger (if the Company is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company;

        (b) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company's Property or assets, such Property or assets shall have been transferred as an entirety or virtually as an entirety to one Person;

        (c) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

        (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant; and

        (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions.


Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Additional Assets" means

          (i) any property (other than cash, cash equivalents or securities) used in any business in which the Company or any Restricted Subsidiary is engaged as of the date of the Indenture or any business ancillary thereto,

          (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the "Restricted and Unrestricted Subsidiaries" covenant,

          (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary,

          (iv) the costs of acquiring, exploiting, developing and exploring in respect of oil and gas properties, or

          (v)   Permitted Business Investments.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination,

          (a)  the sum of

               (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

                    (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and

                    (B) estimated oil and gas reserves attributable to upward
                revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues, from

                    (C) estimated proved oil and gas reserves produced or
                disposed of since the date of such year-end reserve report and

                    (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

        provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers,

                (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements,

                (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements, and

                (iv)  the greater of

                      (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements; or

                      (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus

          (b)  the sum of

               (i)   minority interests,

               (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements,

               (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and

               (iv) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost method of accounting.

     "Affiliate" of any specified Person means any other Person

          (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or

          (ii) which beneficially owns or holds directly or indirectly 10 percent or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person.

For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of

     (a) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Unrestricted Subsidiaries) or

     (b)  any other Property of such Person or any of its Restricted
Subsidiaries;

provided, however, that the term "Asset Sale" shall not include:

     (i) the sale or transfer of Permitted Short-Term Investments, inventory, accounts receivable or other Property in the ordinary course of business;

     (ii) the liquidation of Property received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary;

     (iii) when used with respect to the Company, any asset disposition permitted pursuant to the covenant described under "--Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's assets;

     (iv) the sale or transfer of any Property by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary; or

     (v) the sale or transfer of any asset with a Fair Market Value of less than $1 million.

     "Bank Credit Facilities" means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including, without limitation, the credit facility pursuant to the Credit Agreement, dated September 11, 1998, as amended, among the Company and certain banks) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit. Notwithstanding the foregoing, for purposes of determining whether Indebtedness under Bank Credit Facilities constitutes Permitted Indebtedness and only for such purposes, Indebtedness Incurred in reliance on clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant shall not be deemed to constitute Indebtedness Incurred in reliance on the exception provided by clause (b) or clause (l) of the definition of Permitted Indebtedness. Notwithstanding anything to the contrary in the Indenture, the principal amount outstanding on the Issue Date under Bank Credit Facilities, together with accrued and unpaid interest thereon (if any) on the Issue Date, shall be Senior Indebtedness for purposes of the Indenture.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with U.S. GAAP. For purposes of the "Limitation on Liens" covenant, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

     "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; provided, however, that "Capital Stock" shall not include Redeemable Stock.

     "Consolidated Interest Coverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of

        (i) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available to

        (ii) the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its Restricted Subsidiaries expected by the Company to be outstanding on the Transaction Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date;

provided, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided further that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs. In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date,

        (x) the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period; or

     (y) the Company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

"Consolidated Interest Expense" means, with respect to any Person for any period, without duplication,

     (i)  the sum of

          (a) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP in respect of Indebtedness (including, without limitation,

              (A) any amortization of debt discount,

              (B) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts),

              (C) the interest portion of any deferred payment obligation,

              (D) all accrued interest, and

              (E) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to Bank Credit Facilities and other Indebtedness)

    paid, accrued or scheduled to be paid or accrued during such period;

        (b) Redeemable Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Wholly Owned Subsidiaries) declared and payable other than in kind;

        (c) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with U.S. GAAP;

        (d) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation); and

        (e) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness ;

less

     (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period;

in the case of both (i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with U.S. GAAP.

     "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with U.S. GAAP; provided that there shall be excluded therefrom, without duplication,

           (i) items classified as extraordinary (other than the tax benefit of the utilization of net operating loss carry-forwards and alternative minimum tax credits);

           (ii) any gain or loss, net of taxes, on the sale or other disposition of assets (including the Capital Stock of any other Person) in excess of $5.0 million, from any sale or disposition, or series of related sales or dispositions (but in no event shall this clause (ii) apply to the sale of oil and gas inventories in the ordinary course of business);

           (iii) the net income of any Subsidiary of such specified Person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Subsidiary to such Person during such period;

           (iv) the net income (or loss) of any other Person in which such specified Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such specified Person in accordance with U.S. GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period;

           (v) the net income of any Person acquired by such specified Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition;

           (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan;

           (vii) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates;

           (viii) the cumulative effect of a change in accounting principles;
     and

           (ix)   impairment losses on oil and gas properties.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with U.S. GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means any Senior Indebtedness which has, at the time of determination, an aggregate principal amount outstanding of at least $10 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Indebtedness and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Indebtedness and the Trustee as "Designated Senior Indebtedness" of the Company.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with U.S. GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" means with respect to any Person for any period, the Consolidated Net Income of such Person and its consolidated Restricted Subsidiaries for such period, plus

     (a) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication,

           (i) income tax expense (but excluding income tax expense relating to sales or other disposition of assets (including the Capital Stock of any other Person) the gains and losses from which are included in the determination of such Consolidated Net Income),

           (ii)  Consolidated Interest Expense,

           (iii) depreciation and depletion expense,

           (iv)  amortization expense,

           (v)   exploration expense, and

           (vi) any other noncash charges including, without limitation, unrealized foreign exchange losses (but excluding losses on sales or other dispositions of assets which are included in the determination of such Consolidated Net Income);

less

        (b) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication

            (i) income tax recovery (but excluding income tax recovery relating to sales or other dispositions of assets (including the Capital Stock of any other Person) the gains and losses from which are included in the determination of such Consolidated Net Income) and

            (ii) unrealized foreign exchange gains.

     "Event of Default" has the meaning set forth under the caption "--Events of Default and Notice."

     "Exchanged Properties" means oil and gas properties received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, designed to provide protection against fluctuations in currency exchange rates.

     "Fair Market Value" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any non-cash consideration or property transferred or received by any Person, the fair market value of such consideration or property as determined in good faith by

     (i) any officer of the Company if such fair market value is less than $10 million and

     (ii) the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $10 million;

provided that if such resolution indicates that such fair market value is equal to or in excess of $20 million and such transaction involves any Affiliate of the Company (other than a Restricted Subsidiary), such resolution shall be accompanied by the written opinion of an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, to the effect that such consideration or property is fair, from a financial point of view, to such Person.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and engages in the Oil and Gas Business exclusively outside the United States of America.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any Lien on the assets of such Person securing obligations of the primary obligor and any obligation of such Person

     (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness,

     (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or

     (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

provided, however, that a Guarantee by any Person shall not include

     (a) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business, or

     (b) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of Permitted Investments.

     "Hedging Agreements" means Interest Rate Protection Agreements, Exchange Rate Contracts and Oil and Gas Purchase and Sale Contracts.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to U.S. GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in U.S. GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the Company or a Restricted Subsidiary held by a Wholly Owned Subsidiary shall be deemed to be Incurred by the Company or such Restricted Subsidiary in the event such Wholly Owned Subsidiary ceases to be a

Wholly Owned Subsidiary or in the event such Indebtedness is transferred to a Person other than the Company or a Wholly Owned Subsidiary.

     "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent,

     (i)    any obligation of such Person for borrowed money,

     (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with the acquisition of Property, assets or businesses,

     (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

     (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services,

     (v)    any Capital Lease Obligation of such Person,

     (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination,

     (vii) any payment obligation of such Person under Hedging Agreements at the time of determination,

     (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, and

     (ix) any obligation of the type referred to in clauses (i) through (viii) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise;

provided that Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

     "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement designed to protect such Person or its Restricted Subsidiaries against fluctuations in interest rates, as in effect from time to time.

     "Investment" means, with respect to any Person

     (i) any amount paid by such Person, directly or indirectly (such amount to be the fair market value of such Capital Stock, securities or Property at the time of transfer), to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person, or

     (ii) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business); provided, however, that Investments shall not include extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

     "Issue Date" means the date upon which the outstanding notes first were issued and authenticated under the Indenture.

     "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the "Limitation on Liens" covenant, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

     "Liquid Securities" means securities

     (i)   of an issuer that is not an Affiliate of the Company,

     (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market, and

     (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held;

provided, that securities meeting the requirements of clauses (i), (ii) and
(iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of

     (x) the date on which such securities are sold or exchanged for cash or cash equivalents, and

     (y) 180 days following the date of receipt of such securities. In the event such securities are not sold or exchanged for cash or cash equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the "Limitation on Asset Sales" covenant, such securities shall be deemed not to have been Liquid Securities at any time.

     "Material Change" means an increase or decrease (except to the extent resulting from changes in prices) of more than 30 percent during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

     (i) any acquisitions during the quarter of oil and gas reserves with respect to which the Company's estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and

     (ii) any dispositions of Properties during such quarter that were disposed of in compliance with the "Limitation on Asset Sales" covenant.

     "Net Available Cash" from an Asset Sale means cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets) therefrom, in each case net of

     (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under U.S. GAAP as a consequence of such Asset Sale,

     (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale,

     (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and

     (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with U.S. GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale;

provided, however, that in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, however, that any non-cash consideration received in connection with an Asset Sale which is subsequently converted to cash shall be deemed to be Net Available Cash at such time and shall thereafter be applied in accordance with the "Limitation on Asset Sales" covenant.

     "Net Working Capital" means

          (i) all current assets of the Company and its Restricted Subsidiaries, less

          (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with U.S. GAAP.

     "Oil and Gas Business" means the business of exploiting, exploring for, developing, acquiring, producing, processing, gathering, marketing, storing and transporting hydrocarbons and other related energy businesses.

     "Oil and Gas Liens" means

        (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests);

        (ii) Liens on an oil and/or gas producing property to secure obligations Incurred or guarantees of obligations Incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

        (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement;

     (iv) Liens arising in connection with Production Payments and Reserve Sales; and

     (v) Liens on pipelines or pipeline facilities that arise by operation of law.

     "Oil and Gas Purchase and Sale Contract" means, with respect to any Person, any oil and gas agreements, and other agreements or arrangements, or any combination thereof, designed to provide protection against oil and gas price fluctuations.

     "Pari Passu Indebtedness" means any Indebtedness of the Company (including, without limitation, the 9% Notes and the 8 5/8% Notes) that is pari passu in right of payment to the Notes.

     "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation,

     (i) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems, and

     (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

     "Permitted Short-Term Investments" means

     (a) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof,

     (b) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof that is a member of the Federal Reserve System having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term indebtedness is rated "A" (or higher) according to Moody's Investors Service Inc.,

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

     (c) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a Canadian bank to which the Bank Act (Canada) applies having capital, surplus and undivided profits aggregating in excess of U.S. $500 million,

     (d) Investments in deposits available for withdrawal on demand with any commercial bank which is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $20 million in the aggregate,

     (e) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in either clause
(b) or (c),

     (f) Investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service Inc. or "A-1" (or higher) according to Standard & Poor's Ratings
Group, and

     (g) Investments in any money market mutual fund having assets in excess of $250 million substantially all of which consist of other obligations of the types described in clauses (a), (b), (e) and (f) hereof.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided, however, that "Preferred Stock" shall not include Redeemable Stock.

     "Production Payments and Reserve Sales" means the grant or transfer to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), master limited partnership interest or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental matters.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

     "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

     "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

     "Restricted Payment" means

        (i) a dividend or other distribution declared or paid on the Capital Stock or Redeemable Stock of the Company or to the Company's stockholders (other than dividends, distributions or payments made solely in Capital Stock of the Company), or declared and paid to any Person other than the Company or any of its Restricted Subsidiaries on the Capital Stock or Redeemable Stock of any Restricted Subsidiary,

        (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock or Redeemable Stock of the Company or of a Restricted Subsidiary,

        (iii) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes,

        (iv) an Investment by the Company or a Restricted Subsidiary in any Person other than the Company or a Restricted Subsidiary or

        (v) the sale or issuance of Capital Stock of a Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest in such former Restricted Subsidiary held by the Company and its other Restricted Subsidiaries.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated an Unrestricted Subsidiary in the manner provided in the covenant described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries."

     "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "Senior Indebtedness" means

         (i) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest in respect of

             (A) Indebtedness of the Company for borrowed money, and

             (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable;

     (ii)  all Capital Lease Obligations of the Company;

     (iii) all obligations of the Company

             (A) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction;

             (B) under Hedging Agreements; or

             (C) issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and

     (iv) all obligations of other persons of the type referred to in clauses
(i) and (ii) for the payment of which the Company is responsible or liable as Guarantor;

provided that Senior Indebtedness does not include

     (i) Pari Passu Indebtedness or Indebtedness of the Company that is by its terms subordinate in right of payment to the Notes;

     (ii) any Indebtedness Incurred in violation of the provisions of the Indenture;

     (iii) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services;

     (iv)  in-kind obligations relating to net oil and gas balancing positions;
  or

     (v) any liability for federal, state, local or other taxes owed or owing by the Company.

     "Stated Maturity," when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subsidiary" of a Person means

     (a) another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by

               (i)    the first Person;

               (ii)   the first Person and one or more of its Subsidiaries; or

               (iii)  one or more of the first Person's Subsidiaries; or

          (b)  another Person which is not a corporation

               (x)  at least 50 percent of the ownership interest of which; and

               (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (i), (ii) or (iii) above.

     "Unrestricted Subsidiary" means

          (i) each Subsidiary of the Company that the Company has designated pursuant to the covenant described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary; and

          (ii) any Subsidiary of an Unrestricted Subsidiary.

     "U.S. GAAP" means United States generally accepted accounting principles as in effect on the date of the Indenture, unless stated otherwise.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with U.S. GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Redeemable Stock" of any Person means Redeemable Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Voting Stock of which (except directors' qualifying shares) is at the time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.


Defeasance and Covenant Defeasance

     The Indenture provides that the Company will be discharged from all its obligations, and the provisions of the Indenture relating to subordination will cease to be effective, with respect to the Notes (except for certain obligations to exchange or register the transfer of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the Notes of money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and the Notes. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder.

     The Indenture provides that the Company may omit to comply with certain covenants, including those described under "--Certain Covenants" and in clauses (d) and (e) under the first paragraph of "--Merger, Consolidation and Sale of Assets," that the occurrence of certain Events of Default, which are described below in clause (c) (with respect to such covenants) and clauses (d) and (e) under "--Events of Default and Notice" will be deemed not to be or result in an Event of Default and that the provisions of the Indenture relating to subordination will cease to be effective. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the Notes, money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and the Notes. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder. In the event the Company were to exercise this option and the Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.


Events of Default and Notice

     The following are summaries of Events of Default under the Indenture with respect to the Notes:

                (a) failure to pay any interest on the Notes when due, continued for 30 days;

                (b) failure to pay principal of (or premium, if any, on) the Notes when due;

                (c) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture;

                (d) a default under any Indebtedness for borrowed money by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an amount greater than $10 million ($40 million in the case of Indebtedness of a Foreign Subsidiary the recourse for which is limited to solely Foreign Subsidiaries) if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture;

                (e) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; and

                (f) certain events of bankruptcy, insolvency or reorganization.

        The Indenture provides that if an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Notes at the time Outstanding shall occur and be continuing, either the Trustee or the holders of at least 25 percent in aggregate principal amount of the Outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Notes at the time Outstanding shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

     No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless

            (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes,

            (ii) the holders of at least 25 percent in aggregate principal amount of the Outstanding Notes have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and

            (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such limitations do not apply to a suit instituted by a holder of Notes for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.


Modification of the Indenture; Waiver

     The Indenture provides that modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holders of Notes in certain limited circumstances, including

            (a) to cure any ambiguity, omission, defect or inconsistency,

            (b) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company,

            (c) to provide for uncertificated Notes in addition to or in place of certificated Notes,

            (d) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act, or

            (e) to make any change that does not adversely affect the rights of any holder of Notes in any material respect.

     The Indenture contains provisions permitting the Company and the Trustee, with the written consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Notes, to execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the holders of Outstanding Notes, among other things,

           (a) reduce the principal amount of Notes whose holders must consent to an amendment or waiver;

           (b) reduce the rate of or change the time for payment of interest on any Notes;

           (c) change the currency in which any amount due in respect of the Notes is payable;

           (d) reduce the principal of or any premium on or change the Stated Maturity of any Notes or alter the redemption or repurchase provisions with respect thereto;

           (e) reduce the relative ranking of any Notes; or

           (f) release any security that may have been granted in respect of the Notes.

     The holders of a majority in principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each Outstanding Note.


Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.


Notices

     Notices to holders of Notes will be given by mail to the addresses of such holders as they may appear in the Security Register.


Governing Law

     The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.


The Trustee

     The Chase Manhattan Bank is the Trustee under the Indenture. The Trustee maintains normal banking relationships with the Company and its subsidiaries and may perform certain services for and transact other business with the Company and its subsidiaries from time to time in the ordinary course of business. The Trustee is also the trustee under the 9% Notes Indenture and the 8 5/8% Notes Indenture.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS


     The following summary describes the material United States federal income tax consequences of the exchange of the outstanding notes for exchange notes that may be relevant to a beneficial owner of notes that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to United States federal income taxation on a net income basis in respect of such notes (a "U.S. holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with U.S. holders that hold the outstanding notes as capital assets, and does not address tax considerations applicable to holders that may be subject to special tax rules, such as, but not limited to, banks, tax-exempt entities, insurance companies or dealers in securities or currencies, traders in securities electing to mark to market, persons that hold the outstanding notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar.

     The Company believes that the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the exchange notes received by a holder will be treated as a continuation of the outstanding notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging outstanding notes for exchange notes pursuant to the exchange offer.

     Holders should consult their own tax advisors in determining the tax consequences to them, as a result of their individual circumstances, of the exchange of the outstanding notes for the exchange notes and of the ownership and disposition of exchange notes received in the exchange offer, including the application of state, local, foreign or other tax laws.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers. The Company will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma.


                                    EXPERTS

     The audited financial statements of the Company incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect to such audited financial statements, and are incorporated by reference in reliance upon the authority of such firm as experts in giving such report.

     The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc. for the United States, Argentina and Ecuador set forth or incorporated by reference in this prospectus have been included or incorporated by reference in reliance upon the authority of such firm as experts in petroleum engineering.

     The estimated reserve evaluations and related calculations of DeGolyer and MacNaughton for Bolivia set forth or incorporated by reference in this prospectus have been included or incorporated by reference in reliance upon the authority of such firm as experts in petroleum engineering.

PROSPECTUS                                                        APRIL 30, 1999



                                  $150,000,000



                                     [LOGO]



                            Vintage Petroleum, Inc.



                               Exchange Offer for
                           9 3/4% Senior Subordinated
                                 Notes due 2009